ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of November 17, 1999, by and between The Chronicle Publishing Company, a Nevada corporation (the "Seller"), and Benedek Broadcasting Corporation, a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, the Seller owns certain assets which it uses to conduct the operations of television stations WOWT(TV), Omaha, Nebraska, KAKE-TV, Wichita, Kansas, KUPK-TV, Garden City, Kansas, and KLBY(TV), Colby, Kansas (the "Business").

         WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, substantially all of the assets of the Seller owned, used or held for use by the Seller primarily to conduct the operations of the Business, and in connection therewith, the Purchaser has agreed to assume certain liabilities of the Seller relating to the Business, all upon the terms and subject to the conditions set forth herein (such transaction sometimes being referred to herein as the "Asset Purchase").

         WHEREAS, the prior consent of the United States Federal Communications Commission is required to permit the consummation of the Asset Purchase.

         WHEREAS, the Seller and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Asset Purchase, all as more fully set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance of such covenants, promises and agreements, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following terms shall have the respective meanings set forth below:

         (a) "Action" means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.

         (b) "Affiliate" means any "affiliate" as defined in Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

         (c) "Business Day" means any weekday (Monday through Friday) on which commercial banks in San Francisco, California are open for business.

         (d) "Communications Act" means the Communications Act of 1934, as amended, any successor statute thereto, and all rules, regulations and written policies of the FCC promulgated thereunder.

         (e) "Confidentiality Agreement" means the letter agreement between the Seller and the Purchaser, dated as of July 21, 1999.

         (f) "Contract" means any currently enforceable contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, concession agreement, insurance policy, security interest, guaranty, binding commitment or other agreement or arrangement, whether written or oral.

         (g) "Encumbrance" means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar right), defect of title, or other encumbrance of any kind or character.

         (h) "Environmental Law" means any Law pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, including, without limitation, the following laws as in effect on the Closing Date: (i) Clean Air Act (42 U.S.C. ss.7401, et seq.); (ii) Clean Water Act (33 U.S.C. ss.1251, et seq.); (iii) Resource Conservation and Recovery Act (42 U.S.C. ss.6901, et seq.); (iv) Comprehensive Environmental Resource Compensation and Liability Act (42 U.S.C. ss.9601, et seq.); (v) Safe Drinking Water Act (42 U.S.C. ss.300f, et seq.); (vi) Toxic Substances Control Act (15 U.S.C. ss.2601, et seq.); (vii) Rivers and Harbors Act (33 U.S.C. ss.401, et seq.); (viii) Endangered Species Act (16 U.S.C. ss.1531, et seq.);
(ix) Occupational Safety and Health Act (29 U.S.C. ss.651, et seq.); and (x) any other Laws relating to Hazardous Materials or Hazardous Materials Activities.

         (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

         (j) "FCC" means the United States Federal Communications Commission, and any successor agency thereto.

         (k) "GAAP" means generally accepted accounting principles in the United States.

         (l) "Governmental Authority" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial body, in each case whether federal, state, county, provincial, local or foreign.

         (m) "Governmental Order" means any statute, rule, regulation, order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

         (n) "Hazardous Material" means

             (i) any "hazardous substance," as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA");

             (ii) any "hazardous waste," as defined by the Resource Conversation and Recovery Act, as amended;

             (iii) any petroleum product; or

             (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other Environmental Law.

         (o) "Hazardous Materials Activity" means the handling, transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale or other distribution of any Hazardous Material or any product containing a Hazardous Material.

         (p) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

         (q) "Income Tax" means any federal, state, county, provincial, local or foreign income, franchise, business profits or other similar Tax, any estimated Tax related thereto, any interest and penalties (civil or criminal) thereon or additions thereto, and any expenses incurred in connection with the determination, settlement or litigation of any Liabilities related to any such Tax.

         (r) "Intellectual Property" means any United States and foreign patents, patent applications, patent disclosures and improvements thereto, (ii) United States and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, the goodwill associated therewith, and the registrations and applications for registration thereof, and (iii) United States and foreign copyrights, and the registrations and applications for registration thereof.

         (s) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

         (t) "IRS" means the United States Internal Revenue Service, and any successor agency thereto.

         (u) "Knowledge of the Seller," "known to the Seller" and phrases of similar import mean, with respect to any matter in question relating to the Business or the Seller, if John B. Sias, Martin A. Jaffe, W. Ronald Ingram, Steve South, Randy Oswald, James Lowrey or Dale Morrel have actual knowledge of such matter without obligation of inquiry.

         (v) "Law" means any federal, state, county, provincial, local or foreign statute, law, ordinance, regulation, rule, code or rule of common law.

         (w) "Liability" means any direct or indirect debt, obligation or liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown.

         (x) "License" means any franchise, approval, permit, order, authorization, consent, license, registration or filing, certificate, variance and any other similar right obtained from or filed with any Governmental Authority.

         (y) "Material Adverse Effect" means any change or effect that is materially adverse to the assets, properties, operations, business, financial condition or results of operations of (i) television station WOWT-TV, Omaha, Nebraska, or (ii) television stations KAKE-TV, Wichita, Kansas, KUPK-TV, Garden City, Kansas and KLBY-TV, Colby, Kansas taken as a whole, except in either case for any such changes or effects resulting directly or indirectly from (i) the transactions contemplated by this Agreement, (ii) the announcement or other disclosure of the transactions contemplated by this Agreement, (ii) regulatory changes, (iii) changes in conditions generally applicable to the television broadcasting industry, or in general economic conditions in the geographic regions in which the Business is conducted.

         (z) "NGCL" means the General Corporation Law of the State of Nevada, and any successor statute thereto.

         (aa) "Permitted Encumbrances" means (i) Encumbrances for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of the business, (ii) Encumbrances for Taxes and other Liabilities not yet due and payable, and for Taxes and other Liabilities being contested in good faith, provided an appropriate reserve for such Liabilities has been established in accordance with GAAP, (iii) Encumbrances in favor of the Purchaser arising out of, under or in connection with this Agreement, (iv) Encumbrances reflected on the Latest Balance Sheet (other than any Encumbrances securing the Seller's obligation for borrowed money), (v) Encumbrances and imperfections of title the existence of which does not materially detract from the value of, interfere with, or otherwise affect the use and enjoyment of the property subject thereto or affected thereby, for the same use and operations as currently conducted, and
(vi) solely with respect to Owned Real Property, provided that the following are not violated by existing improvements in any material respect and do not prohibit or materially restrict the continued use and operation of such Owned Real Property for the same uses and operations as currently conducted, or grant any third party any option or right to acquire or lease a material portion thereof, (A) easements, rights of way and other similar restrictions which would be shown by a current title report, (B) conditions that may be shown by a current survey, title report or physical inspection, and (C) zoning, building and other similar restrictions imposed by applicable Law.

         (bb) "Person" means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

         (cc) "Program License Agreements" means any Business Contract granting rights for the broadcast of programming on any of the Stations.

         (dd) "Proprietary Rights" means any (i) Intellectual Property, (ii) trade secrets and confidential business information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (iii) other proprietary rights,
(iv) copies and tangible embodiments thereof (in whatever form or medium), (v) the domain names and websites www.kake.com and www.wowt.com, together with their content, style and layout, including, without limitation, any related rights, data, data bases, programming, scripting, coding, software, agreements, and rights to links (both to and from the sites), and (vi) licenses granting any rights with respect to any of the foregoing.

         (ee) "Purchaser Permitted Encumbrances" means (i) Encumbrances for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of the business, (ii) Encumbrances for Taxes and other liabilities not yet due and payable, and for Taxes and other Liabilities being contested in good faith, (iii) Encumbrances arising out of, under or in connection with this Agreement, (iv) Encumbrances and imperfections of title the existence of which does not materially detract from the value of, interfere with, or otherwise affect the use and enjoyment of the property subject thereto or affected thereby, consistent with past practice.

         (ff) "Seller Documents" means, collectively, the (i) the Grant Deeds,
(ii) the Bill of Sale, (iii) the Assignment and Assumption, and (iv) the Assignment of Proprietary Rights.

         (gg) "Stations" means television stations WOWT(TV), Channel 6, Omaha, Nebraska, KAKE-TV, Channel 10, Wichita, Kansas, KUPK-TV, Channel 13, Garden City, Kansas, and KLBY(TV), Channel 4, Colby, Kansas.

         (hh) "Subsidiary" means (unless otherwise indicated), with respect to a Person, any other Person in which such Person has a direct or indirect equity or other ownership interest in excess of fifty percent (50%).

         (ii) "Tax" means any federal, state, county, provincial, local or foreign income, gross receipts, sales, use, ad valorem, employment, severance, transfer, gains, profits, excise, franchise, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever imposed by any Governmental Authority (whether payable directly or by withholding), together with any interest, penalties (civil or criminal), additions to, or additional amounts imposed by, any Governmental Authority with respect thereto, and any expenses incurred in connection with the determination, settlement or litigation of any Liability therefor.

         (jj) "Tax Return" means a report, return or other information required to be supplied to a Governmental Authority with respect to any Tax.

         (kk) "Trade Agreements" means any Business Contract for the sale of advertising time on any of the Stations in exchange for goods or services other than Program License Agreements.

1.2 Certain Additional Definitions. For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

--------------------------------------------------------------------------------
Term                                                              Section
--------------------------------------------------------------------------------
Agreement                                                         Preamble
--------------------------------------------------------------------------------
Asset Purchase                                                    Recitals
--------------------------------------------------------------------------------
Asset Transfer Amount                                             6.9(g)
--------------------------------------------------------------------------------
Asset Transfer Date                                               6.9(g)
--------------------------------------------------------------------------------
Assignment and Assumption                                         3.2(a)(iii)
--------------------------------------------------------------------------------
Assignment of Proprietary Rights                                  3.2(a)(iv)
--------------------------------------------------------------------------------
Assignment of Station Licenses                                    3.2(a)(v)
--------------------------------------------------------------------------------
Assumed Liabilities                                               2.2(b)
--------------------------------------------------------------------------------
Assumed Plans                                                     6.9(c)
--------------------------------------------------------------------------------
Benefit Plan(s)                                                   4.10(a)
--------------------------------------------------------------------------------
Bill of Sale                                                      3.2(a)(ii)
--------------------------------------------------------------------------------
Business                                                          Recitals
--------------------------------------------------------------------------------
Business Contract(s)                                              2.1(b)(ii)
--------------------------------------------------------------------------------
Business Employee(s)                                              4.9
--------------------------------------------------------------------------------
Business Insurance Policies                                       4.18(a)
--------------------------------------------------------------------------------
Business License(s)                                               2.1(b)(iii)
--------------------------------------------------------------------------------
Cash Payment                                                      2.3(a)
--------------------------------------------------------------------------------
Closing                                                           3.1
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Term                                                              Section
--------------------------------------------------------------------------------
Closing Date                                                      3.1
--------------------------------------------------------------------------------
Consultant                                                        6.15(a)
--------------------------------------------------------------------------------
Deeds                                                             3.2(a)(i)
--------------------------------------------------------------------------------
Environmental Auditor                                             6.15(d)
--------------------------------------------------------------------------------
Environmental Work                                                6.15(b)
--------------------------------------------------------------------------------
Escrow Agent                                                      6.14
--------------------------------------------------------------------------------
Escrow Agreement                                                  6.14
--------------------------------------------------------------------------------
Escrow Deposit                                                    6.14
--------------------------------------------------------------------------------
Excluded Assets                                                   2.1(c)
--------------------------------------------------------------------------------
Excluded Liabilities                                              2.2(c)
--------------------------------------------------------------------------------
FCC Applications                                                  6.12
--------------------------------------------------------------------------------
Final Prorations Schedule                                         2.3(b)(iii)
--------------------------------------------------------------------------------
Financial Statements                                              4.12(a)
--------------------------------------------------------------------------------
Former Business Employees                                         4.10(a)
--------------------------------------------------------------------------------
KRON Target Closing Date                                          3.1
--------------------------------------------------------------------------------
Latest Balance Sheet                                              4.12(a)
--------------------------------------------------------------------------------
Latest Balance Sheet Date                                         4.12(a)
--------------------------------------------------------------------------------
Leased Assets                                                     4.5(a)
--------------------------------------------------------------------------------
Leased Real Property                                              4.5(a)
--------------------------------------------------------------------------------
Lender                                                            6.17
--------------------------------------------------------------------------------
Material Business Contract(s)                                     4.7(a)
--------------------------------------------------------------------------------
Material Business License(s)                                      4.8
--------------------------------------------------------------------------------
New Cafeteria Plan                                                6.9(h)
--------------------------------------------------------------------------------
Notice of Disagreement                                            2.3(b)(iii)
--------------------------------------------------------------------------------
Owned Real Property                                               4.5(a)
--------------------------------------------------------------------------------
PBGC                                                              4.10(e)
--------------------------------------------------------------------------------
Purchase Price                                                    2.3(a)
--------------------------------------------------------------------------------
Purchased Assets                                                  2.1(b)
--------------------------------------------------------------------------------
Purchaser                                                         Preamble
--------------------------------------------------------------------------------
Purchaser 401(k) Plan                                             6.9(d)
--------------------------------------------------------------------------------
Seller                                                            Preamble
--------------------------------------------------------------------------------
Seller Articles of Incorporation                                  4.1
--------------------------------------------------------------------------------
Seller Bylaws                                                     4.1
--------------------------------------------------------------------------------
Seller DB Plan                                                    6.9(f)
--------------------------------------------------------------------------------
Seller 401(k) Plan                                                6.9(d)
--------------------------------------------------------------------------------
Seller's Proration Amount                                         2.3(b)(iii)
--------------------------------------------------------------------------------
Short Term Agreement                                              4.7(a)
--------------------------------------------------------------------------------
Station Licenses                                                  2.1(b)(vii)
--------------------------------------------------------------------------------
Termination Date                                                  8.1(b)
--------------------------------------------------------------------------------
Transferred Employees                                             6.9(a)
--------------------------------------------------------------------------------
Transferred Non-Union Employees                                   6.9(a)
--------------------------------------------------------------------------------
Transferred Union Employees                                       6.9(a)
--------------------------------------------------------------------------------

                                  ARTICLE II.
                           PURCHASE AND SALE OF ASSETS

2.1      Purchase and Sale of Purchased Assets.

         (a) Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the Closing, the Purchaser shall purchase from the Seller, and the Seller shall irrevocably sell, convey, transfer, assign and deliver to the Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances and those Encumbrances set forth in Schedule 4.5(b) hereto, all right, title and interest in and to the Purchased Assets (as defined below).

         (b) Definition of Purchased Assets. For all purposes of and under this Agreement, the term "Purchased Assets" shall mean, refer to and include all of the Seller's right, title and interest in and to all tangible and intangible assets, properties and rights which are owned, used or held for use by the Seller primarily to conduct the operations of the Business, including, without limitation, all right, title and interest of the Seller in and to all real property (including, without limitation, the Owned Real Property set forth in Schedule 4.5(a) hereto), and any leaseholds and sub-leaseholds therein (including, without limitation, leases for the Leased Real Property set forth in Schedule 4.5(a) hereto), buildings, towers, antennas, transmitters, structures, improvements, fixtures, furnishings and other fittings thereon and additions, replacements and alterations thereto, and easements, rights-of-way, and other appurtenances thereto, all tangible personal property (whether or not located on the Seller's premises and including, without limitation, the tangible personal property set forth in Schedule 4.5(a) hereto) including all machinery, equipment and tools, furniture and furnishings, computers and computer supplies, office materials and supplies, automobiles, trucks and other vehicles, cameras, spare parts, inventories of any kind or nature, office materials and supplies, manufactured and purchased goods, all prepaid assets and expenses, and all books, records (other than records relating to Income Taxes), employment records (except to the extent prohibited by law), production records, filings with the FCC, ledgers, files, documents, correspondence, customer, supplier, advertiser, and other lists, invoices and sales data, creative, advertising and other promotional materials, studies, reports, and other printed or written materials or data, and specifically including, without limitation, the following:

             (i) Proprietary Rights (including, without limitation, the Intellectual Property set forth in Schedule 4.6(a) hereto), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the applicable Laws of all jurisdictions;

             (ii) Contracts to which the Seller is a party or by which its assets or properties are bound (each, a "Business Contract" and, collectively, "Business Contracts") (including, without limitation, the Material Business Contracts set forth in

Schedule 4.7(a) hereto), to the extent transferable by the Seller to the Purchaser, and all rights thereunder;

             (iii) Licenses owned or possessed by the Seller used or necessary for the lawful conduct of the Business (each, a "Business License" and, collectively, "Business Licenses") (including, without limitation, the Material Business Licenses), to the extent transferable by the Seller to the Purchaser, and all rights thereunder, except for the Station Licenses, which shall be conveyed pursuant to Subsection 2.1(b)(vii);

             (iv) rights in or to all Assumed Plans, and any and all assets associated with or allocated to Business Employees thereunder;

             (v) any and all refunds of Taxes relating primarily to the Business other than refunds of Income Taxes;

             (vi) Actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature (including, without limitation, any such item relating to Taxes other than Income Taxes) relating to the Purchased Assets or the Assumed Liabilities;

             (vii) All licenses, permits, permissions and other authorizations issued by the FCC and other governmental agencies for the operation of the Stations, including, but not limited to those listed on Schedule 4.21 hereto, and the Seller's rights in and to the call letters WOWT(TV), KAKE-TV, KUPK-TV and KLBY(TV) (the "Station Licenses");

             (viii) All rights of the Seller relating to or arising out of or under express or implied warranties from suppliers with respect to the assets and properties being transferred to the Purchaser;

             (ix) All prepaid expenses, advances and deposits which relate to the business and operation of the Stations, including prepaid film and programming expenses (it being understood that the Purchase Price includes payment for the contracts and commitments of the Seller relating to film and programming and that no further payment to the Seller or proration shall be due in respect thereof) and all barter receivables arising in connection with Trade Agreements now existing or hereafter entered into in the ordinary course of business to the extent permitted by Section 6.1 hereof; and

             (x) All rights of the Seller under Business Insurance Policies, to the extent they relate to claims against the Business arising prior to the Closing Date and such rights are transferable by the Seller to the Purchaser, subject to Section 2.1(c)(x).

         (c) Definition of Excluded Assets. Notwithstanding anything to the contrary set forth in this Section 2.1 or elsewhere in this Agreement, the term "Purchased Assets" shall not mean, refer to or include the following (collectively, the "Excluded Assets"):

             (i) the corporate charter and bylaws, qualifications to transact business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation;

             (ii) all assets, whether real or personal, tangible or intangible, which are owned, used or held for use by the Seller primarily to conduct any business operation or activity other than the Business;

             (iii) all real and personal property (including, without limitation, all equipment, furniture, fixtures, files, computers, computer software and computer software licenses, supplies and other personal property) used by the corporate and accounting departments of the Seller in San Francisco, California;

             (iv) rights in or to all Benefit Plans other than Assumed Plans, and all assets associated with or allocated to employees of the Seller other than Business Employees thereunder;

             (v) cash and cash equivalents;

             (vi) any and all refunds of Income Taxes;

             (vii) Actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature (including any such item relating to Income Taxes) relating to the Excluded Assets or the Excluded Liabilities ;

             (viii) refunds paid or payable in connection with the cancellation or discontinuance of any insurance policies applicable to the Business (including, without limitation, the Business Insurance Policies set forth in Schedule 4.18 hereto) following the Closing;

             (ix) all rights of the Seller under this Agreement, any agreement, certificate, instrument or other document executed and delivered by the Seller in connection with the transactions contemplated hereby, or any side agreement between the Seller and the Purchaser entered into on or after the date of this Agreement; and

             (x) all rights of the Seller for reimbursement under Business Insurance Policies to the extent (A) they relate to claims against the Business arising prior to the Closing Date, and (B) the Seller has incurred costs or paid monies in connection with such claims.

2.2      Assumption of Liabilities.

         (a) Assumption. Upon the terms and subject to the conditions set forth herein, at the Closing the Purchaser shall assume from the Seller (and therefore pay, perform and discharge), and the Seller shall irrevocably convey, transfer and assign to the Purchaser, all of the Assumed Liabilities (as defined below).

         (b) Definition of Assumed Liabilities. For all purposes of and under this Agreement, the term "Assumed Liabilities" shall mean, refer to and include all Liabilities of the Seller arising out of or relating to the operation of the Business, including, without limitation, the Liabilities set forth below to the extent that such Liabilities arose out of or relate primarily to the operation of the Business or the Purchased Assets, but specifically excluding the Excluded Liabilities (as defined below):

             (i) Liabilities of the Seller under all Business Contracts (including, without limitation, the Material Business Contracts set forth in Schedule 4.7(a) hereto) to the extent such Business Contracts are transferred by the Seller to the Purchaser;

             (ii) Liabilities of the Seller under all Business Licenses (including, without limitation, the Material Business Licenses), to the extent such Business Licenses are transferred by the Seller to the Purchaser;

             (iii) Liabilities of the Seller under all Assumed Plans;

             (iv) Liabilities reflected in the Latest Balance Sheet to the extent not discharged on or prior to the Closing Date;

             (v) Liabilities for Taxes, other than Income Taxes of the Seller arising at any time;

             (vi) Liabilities of the Seller arising out of or in connection with any Action (including, without limitation, any Action set forth in Schedule 4.15 hereto);

             (vii) Liabilities of the Seller for any obligation to make severance payments to any Business Employee as set forth in any employment agreement, collective bargaining agreement or other Contract between the Seller and any such Business Employee, other than any such obligation to make payments, payable upon the sale of the Stations by the Seller, to (A) Randy Oswald, pursuant to that letter, dated July 8, 1999, from John B. Sias on behalf of the Seller to Randy Oswald, (B) James Lowery, pursuant to that Letter Agreement, dated April 17, 1998, from Randy Oswald on behalf of the Seller to James Lowery and (C) any other Business Employee if such payment is due solely by reason of the sale of the Stations by the Seller;

             (viii) Liabilities of the Seller for all accrued vacation and sick time of all Business Employees;

             (ix) Liabilities of the Seller arising from discharges or releases of Hazardous Materials and other Hazardous Material Activities, violations of Environmental Laws or similar matters to the extent such Liabilities are related to the operations of the Business; and

             (x) Liabilities under all employment agreements, other Contracts between the Seller and any Business Employee, and collective bargaining agreements relating to the Business, including, without limitation, all employee benefit plans or other arrangements required under any collective bargaining agreement or otherwise negotiated with the union that is a party thereto.

         (c) Definition of Excluded Liabilities. Except for the Assumed Liabilities, the Purchaser shall not assume any Liabilities of the Seller (collectively, the "Excluded Liabilities"). Notwithstanding anything to the contrary set forth in this Section 2.2 or elsewhere in this Agreement, the term "Assumed Liabilities" shall not mean, refer to or include (and, therefore, the "Excluded Liabilities" shall include) the following:

             (i) Liabilities of the Seller under any Benefit Plan which is not an Assumed Plan;

             (ii) Liabilities for Income Taxes of the Seller;

             (iii) Liabilities of the Seller in respect of transaction costs payable by the Seller pursuant to Section 6.8 hereof;

             (iv) Liabilities of the Seller for borrowed money; and

             (v) Liabilities of the Seller to any shareholder of the Seller or any of its Affiliates, except as set forth in Schedule 4.19.

2.3      Consideration for Purchased Assets.

         (a) Consideration. Subject to Section 2.3(b) hereof, the purchase price (the "Purchase Price") for the Purchased Assets shall be (i) One Hundred Forty-One Million Dollars ($141,000,000) in cash (the "Cash Payment"), and (ii) the assumption by the Purchaser of the Assumed Liabilities pursuant to Section
2.2 hereof.

         (b) Prorations.

             (i) Except as otherwise provided herein, all income and expenses arising from the conduct of the Business shall be prorated in accordance with GAAP for the account of the Seller through 11:59 p.m. on the Closing Date and thereafter for the account of the Purchaser, it being understood that (A) any amounts that are or should have been accrued under GAAP as of the Closing Date with respect to the Assumed Liabilities are to be charged to the Seller to the extent the Seller has received the benefit therefrom prior to the Closing, (B) pre-paid fees and expenses, to the extent the Purchaser will receive a benefit therefrom after the Closing Date, are to be charged to the Purchaser, and (C) notwithstanding the foregoing clauses (A) and (B), the Purchase Price includes payment for Program License Agreements and for barter receivables arising in connection with Trade Agreements and that no further payment to Seller or proration shall be due in respect thereof and any cash payment due under Program License Agreements on or prior to the Closing Date shall be charged to the Seller. Such prorations shall include, without limitation, all unbilled advertising income, all network compensation, all ad valorem, real estate and other property taxes (but excluding taxes arising by reason of the transfer of the Purchased Assets as contemplated hereby which shall be paid in accordance with Section 6.8 hereof), business and license fees, annual FCC regulatory fees, lease payments, rents (excluding amounts paid as capital expenditures in connection with real property, whether leased or owned), wages and salaries of employees (including accruals for bonuses, commissions and vacation pay), workers' compensation premiums, utility expenses, water and sewer use charges, time sales agreements, and all other income and expenses attributable to the ownership and conduct of the Business. The Seller shall provide to the Purchaser a list of all known proratable items and payables for the Business at least five (5) Business Days prior to the Closing.

             (ii) At the Closing, the Cash Payment shall be adjusted by the amount of the adjustments contemplated in Subsection 2.3(b)(i) to the extent practicable. As to those prorations and adjustments not reasonably capable of being ascertained on the Closing Date, adjustments and prorations shall be made in accordance with the procedures set forth in Subsection 2.3(b)(iii).

             (iii) As promptly as practicable, but in any event within sixty
(60) calendar days after the Closing, the Purchaser shall cause to be prepared and delivered to the Seller a schedule of its proposed prorations (which shall set forth in reasonable detail the basis for those determinations) (the "Final Prorations Schedule"). The Final Prorations Schedule shall be conclusive and binding on the Seller and the Seller shall pay to the Purchaser, or the Purchaser shall pay to the Seller, as the case may be, any amount due as a result of such adjustment within thirty-five (35) calendar days of the Seller's receipt of the Final Prorations Schedule, unless the Seller provides the Purchaser with written notice of objection (the "Notice of Disagreement") within thirty (30) calendar days after the Seller's receipt of the Final Proration Schedule, which notice shall state the prorations of expenses proposed by the Seller (the "Seller's Proration Amount"). The Purchaser shall have fifteen (15) calendar days from receipt of a Notice of Disagreement to accept or reject Seller's Proration Amount. Payment by the Purchaser to the Seller, or by the Seller to the Purchaser, as the case may be, pursuant to this Subsection 2.3(b)(iii) shall be due within fifteen (15) calendar days after the last to occur of (A) the Purchaser's acceptance of the Seller's Proration Amount, or (B) the Purchaser's failure to reject the Seller's Proration Amount within fifteen
(15) calendar days of the Purchaser's receipt of a Notice of Disagreement.

             (iv) In the event of any disputes between the parties as to the prorations and adjustments described in this Section, the amounts not in dispute shall nonetheless be
                                       13
paid at the time provided in this Section and such disputes shall be determined by an independent certified public accountant of national recognition that does not then have a relationship with the Seller or the Purchaser, or any of their respective Affiliates, mutually acceptable to the Seller and the Purchaser, with the fees and expenses of such accountant being shared equally by the Seller and the Purchaser. Any payment required by the Seller to the Purchaser or the Purchaser to the Seller, as the case may be, under this Section shall be paid by wire transfer of immediately available funds to the account of the payee with the financial institution in the United States as designated by such party within five (5) Business Days after the date on which the determination of the independent certified public accountant is delivered to the Seller and the Purchaser pursuant to this Subsection 2.3(b)(iv).

             (v) If either the Seller or the Purchaser fails to pay when due any amount under Section 2.3(b), interest on such amount will accrue from the date payment was due to the date such payment is made at a rate per annum equal the lesser of (A) the generally prevailing prime interest rates (as reported by the Wall Street Journal) plus five percentage points, or (B) the maximum amount permitted by applicable Law, and such interest shall be payable upon demand. Notwithstanding the provisions of Subsections 2.3(b) (ii), (iii), and (iv) of this Agreement, if the amount of any taxes to be prorated pursuant to this
Section 2.3 is not known by sixty (60) calendar days after the Closing, then the amount will be estimated as of such date, and once the amount of such taxes is known, the Seller shall pay to the Purchaser, or the Purchaser shall pay to the Seller, as the case may be, the net amount due as a result of the actual apportionment of such taxes.

         (c) Allocation of Purchase Price. The parties agree that David Tait Appraisal shall determine the allocation of the sum of the Cash Payment and the Assumed Liabilities among the Purchased Assets and shall deliver such allocation to the Seller and the Purchaser on or before February 29, 2000. The Seller shall have the right, in its sole and absolute discretion, to accept or reject the allocation of David Tait Appraisal; provided that, if such rejection by the Seller is not delivered to the Purchaser on or before fifteen (15) days after Seller's receipt of the allocation, the Seller shall be deemed to have accepted such allocation and it shall be conclusive and binding on the parties for purposes of this Section 2.3(c). In the event that the Seller rejects the allocation by David Tait Appraisal, then the parties agree to be bound by an appraisal of the Purchased Assets by a mutually acceptable independent nationally recognized firm of valuation experts. The cost of appraisals pursuant to this Section 2.3(c) shall be borne equally the Purchaser and the Seller. Notwithstanding anything to the contrary herein, the allocation will be consistent with Section 1060 of the Internal Revenue Code. The Purchaser and the Seller (i) shall execute and file all Tax Returns and prepare all financial statements, returns and other instruments in a manner consistent with the allocation determined pursuant to this Section 2.3(c), (ii) shall not take any position before any Governmental Authority or in any judicial proceeding that is inconsistent with such allocation, and (iii) shall cooperate with each other in a timely filing, consistent with such allocation, of Form 8594 with the IRS.

2.4 Further Assurances. At and after the Closing, and without further consideration therefor, (i) the Seller shall execute and deliver to the Purchaser such further instruments and certificates of conveyance and transfer as the Purchaser may reasonably request in order to more effectively convey and transfer the Purchased Assets to the Purchaser and to put the Purchaser in operational control of the Business, or for aiding, assisting, collecting and reducing to possession any of the Purchased Assets and exercising rights with respect thereto, and (ii) the Purchaser shall execute and deliver to the Seller such further instruments and certificates of assumption, novation and release as the Seller may reasonably request in order to effectively make the Purchaser responsible for all Assumed Liabilities and release the Seller therefrom to the fullest extent permitted under applicable Law.

2.5 Nontransferable Business Contracts and Business Licenses. To the extent that transfer or assignment hereunder by the Seller to the Purchaser of any Business Contract or Business License is not permitted or is not permitted without the consent of another Person, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach thereof or cause a loss of benefits thereunder. The Seller shall use all commercially reasonable efforts to obtain any and all such third party consents under all Material Business Contracts and Material Business Licenses; provided, however, that the Seller shall not be required to pay or incur any cost or expense to obtain any third party consent that the Seller is not otherwise required to pay or incur in accordance with the terms of the applicable Material Business Contract or Material Business License, other than reasonable fees for internal and external professional services incurred in connection therewith. If any such third party consent is not obtained before the Closing, the Seller and the Purchaser shall cooperate in any reasonable arrangement designed to provide to the Purchaser after the Closing the benefits, and to assume the Liabilities of the Seller, under the applicable Business Contract or Business License.

                                  ARTICLE III.
                                   THE CLOSING

3.1 The Closing. The consummation of the transactions contemplated hereby shall take place at a closing (the "Closing") to be held at 2:00 p.m., New York time, on a date to be designated by the Seller and the Purchaser, which shall be no later than the later of (a) the fifth (5th) Business Day after satisfaction and fulfillment or, if permissible pursuant to the terms hereof, waiver of the conditions set forth in Article VII, and (b) the earlier of (i) seventy (70) calendar days after public notice of the grant of the FCC's consent to the FCC Applications, (ii) the date (the "KRON Target Closing Date") that is the later of (x) June 15, 2000 and (y) ten (10) days prior to the date on which Seller is obligated to close the sale of Station KRON-TV, San Francisco (without taking into consideration any extensions requiring payment or restructuring of the transaction), or (iii) the consummation of the transactions contemplated by
Section 9.4(b) (the "Closing Date"), at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York,

New York, unless another time, date or place is mutually agreed upon in writing by the Seller and the Purchaser.

3.2 Closing Deliveries of the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser, the following instruments, certificates and other documents, dated as of the Closing Date and executed on behalf of the Seller by a duly authorized officer thereof, in order to effect the transfer of the Purchased Assets to the Purchaser pursuant to Section 2.1 hereof:

         (a) Instruments of Transfer and Assignment.

             (i) Special warranty deeds in substantially the forms attached hereto as Exhibit A1 and Exhibit A2 (the "Deeds"), conveying fee simple title to all of the Owned Real Property;

             (ii) a Bill of Sale substantially in the form attached hereto as Exhibit B (the "Bill of Sale");

             (iii) an Instrument of Assignment and Assumption substantially in the form attached hereto as Exhibit C (the "Assignment and Assumption");

             (iv) an Assignment of Proprietary Rights substantially in the form attached hereto as Exhibit D1 (the "Assignment of Proprietary Rights");

             (v) an Assignment of Station Licenses substantially in the form attached hereto as Exhibit D2 (the "Assignment of Station Licenses");

             (vi) copies of all instruments, certificates, documents and other filings (if applicable) necessary to release the Purchased Assets from all Encumbrances other than Permitted Encumbrances and those Encumbrances set forth in Schedule 4.5(b) hereto, all in a form reasonably satisfactory to counsel for the Purchaser;

             (vii) copies of all requisite Licenses, waivers, consents, approvals, authorizations, qualifications and other orders of any Governmental Authorities with competent jurisdiction over the transactions contemplated hereby, and all requisite consents, approvals or waivers from third parties, which are necessary to effect the valid transfer and assignment of the Purchased Assets to the Purchaser pursuant to this Agreement and to otherwise consummate the transactions contemplated hereby; and

             (viii) all other instruments and certificates of conveyance and transfer as the Purchaser may reasonably request in order to more effectively convey and transfer the Purchased Assets to the Purchaser and to put the Purchaser in operational control of the Business, or for aiding, assisting, collecting and reducing to possession any of the Purchased Assets and exercising rights with respect thereto.

         (b) Closing Certificates.

             (i) An officer's certificate substantially in the form attached hereto as Exhibit E;

             (ii) a secretary's certificate substantially in the form attached hereto as Exhibit F; and

             (iii) a certificate of the Seller certifying as to its non-foreign status which complies with the requirements of Section 1445 of the Internal Revenue Code.

         (c) Legal Opinions.

             (i) A legal opinion of Latham & Watkins, outside counsel for the Seller, substantially in the form attached hereto as Exhibit G; and

             (ii) a legal opinion of W. Ronald Ingram, general counsel of the Seller, substantially in the form attached hereto as Exhibit H.

3.3 Closing Deliveries of the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller, the following instruments, certificates and other documents, dated as of the Closing Date and executed or acknowledged (as applicable) on behalf of the Purchaser by a duly authorized officer thereof, in order to pay for the Purchased Assets and effect the assumption of all Assumed Liabilities from the Seller pursuant to Section
2.2 hereof:

         (a) Cash Payment. An amount in cash equal to the Cash Payment, plus or minus the amount of any adjustment as provided in Subsection 2.3(b)(i) and (ii), and minus the amount of any adjustment as provided in Section 6.15, payable by wire transfer of immediately available funds to an account designated in writing by the Seller at least two (2) Business Days prior to the Closing Date.

         (b) Instruments of Assumption.

             (i) The Bill of Sale;

             (ii) the Assignment and Assumption;

             (iii) the Assignment of Proprietary Rights;

             (iv) the Assignment of Station Licenses; and

             (v) all other instruments and certificates of assumption, novation and release as the Seller may reasonably request in order to effectively make the Purchaser responsible for all Assumed Liabilities and release the Seller therefrom to the fullest extent permitted under applicable Law.

         (c) Closing Certificates.

             (i) An officer's certificate substantially in the form attached hereto as Exhibit I; and

             (ii) a secretary's certificate substantially in the form attached hereto as Exhibit J.

         (d) Legal Opinion. A legal opinion of Shack & Siegel, P.C., outside counsel for the Purchaser, substantially in the form attached hereto as Exhibit K.

                                  ARTICLE IV.
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

             The Seller hereby represents and warrants to the Purchaser as follows:

4.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, operate or lease the assets and properties now owned, operated or leased by it, and to conduct the Business as presently conducted by the Seller. The Seller is duly authorized, qualified or licensed to do business as a foreign corporation, and is in good standing, under the Laws of each state or other jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those states and jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected, as of the date hereof, to have a Material Adverse Effect. True and complete copies of the Articles of Incorporation (the "Seller Articles of Incorporation") and Bylaws (the "Seller Bylaws") of the Seller, each as amended and in effect as of the date of this Agreement, have been made available to the Purchaser and its agents and representatives.

4.2 Authority. The Seller has all requisite corporate power and authority to enter into this Agreement and the Seller Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and the Seller Documents, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes a legally valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery of the Seller Documents by the Seller at the Closing and, assuming the due authorization, execution and delivery of the Assignment and Assumption by the Purchaser, each of the Seller Documents will constitute a legally valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 No Violation; Third Party Consents. Assuming that all consents, waivers, approvals, orders and authorizations set forth in Schedule 4.4 hereto have been obtained and all registrations, qualifications, designations, declarations or filings with any Governmental Authorities set forth in Schedule
4.4 hereto have been made, and except as set forth in Schedule 4.3 hereto, the execution and delivery by the Seller of this Agreement and the Seller Documents, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not conflict with or violate in any material respect, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, give rise to any right of termination, amendment, modification, acceleration or cancellation of any material obligation or loss of any material benefit under, result in the creation of any Encumbrance other than a Permitted Encumbrance on any of the Purchased Assets pursuant to, or require the Seller to obtain any consent, waiver, approval or action of, make any filing with, or give any notice to any Person as a result or under, the terms and provisions of (i) the Seller Articles of Incorporation or the Seller Bylaws, (ii) any Contract to which the Seller is a party or by which any of the Purchased Assets is bound, or (iii) any Law applicable to the Seller or any of the Purchased Assets, or any Governmental Order issued by a Governmental Authority by which the Seller or any of the Purchased Assets is in any way bound or obligated, except, in the case of clauses (ii) and (iii) of this Section 4.3, as would not, in any individual case, or in the aggregate, have a Material Adverse Effect.

4.4 Government Consents. No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Seller in connection with the execution and delivery by the Seller of this Agreement and the Seller Documents, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby, including, without limitation, the sale and transfer of the Purchased Assets and transferable Business Licenses to the Purchaser, except (i) as set forth in Schedule 4.4 hereto, and (ii) where the failure to obtain such consent, waiver, approval, order or authorization, or to make such registration, qualification, designation, declaration or filing, would not, in any individual case, or in the aggregate, reasonably be expected, as of the date hereof, to have a Material Adverse Effect.

4.5      Tangible Property.

         (a) Schedule 4.5(a) hereto contains a true, correct and complete list of the following to the extent owned, used or held for use by the Seller primarily to conduct the operations of the Business: (i) each parcel of real property owned, as of the date hereof, by the Seller ("Owned Real Property"),
(ii) each parcel of real property leased from or to a third party, as of the date hereof, by the Seller ("Leased Real Property"), the name of the third party lessor(s) or lessee(s) thereof, as the case may be, the date of the lease contract relating thereto and all amendments thereof, and (iii) all fixed assets owned by the Seller, as reflected in the Seller's schedule of fixed assets prepared in the ordinary course of business as of the date set forth therein. Except as set forth in Schedule 4.5(a) hereto, the Seller does not own, or have a contractual obligation to purchase or otherwise acquire any material interest in, any parcel of real property which would be used or held for use primarily in the operation of the Business. All of the tangible assets and properties used by the Seller pursuant to a lease or license included among the Purchased Assets shall be referred to herein, collectively, as "Leased Assets."

         (b) The Seller has, and at the Closing the Seller will convey to the Purchaser and the Purchaser will acquire, (i) legal and valid (and in the case of Owned Real Property, insurable) title to, or all of the Seller's right, title and interest in and to, all of the Purchased Assets, and (ii) valid and subsisting licenses or leasehold interests in and to all of the Leased Real Property and other Leased Assets, in each case free and clear of any Encumbrances other than Permitted Encumbrances and those Encumbrances set forth in Schedule 4.5(b) hereto. The Seller has fee simple title to all of the Owned Real Property.

         (c) To the knowledge of the Seller, none of the Owned Real Property or Leased Real Property has been condemned or otherwise taken by any public authority, no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which might affect its use or value for the purposes now made of it, and each thereof is in good condition and repair.

4.6      Intellectual Property and Proprietary Rights.

         (a) Schedule 4.6(a) hereto contains a true, correct and complete list of all material Intellectual Property owned by the Seller as of the date hereof, to the extent such Intellectual Property is related primarily to the operations of the Business. A true and complete copy of all material documentation relating to each item of Intellectual Property set forth in Schedule 4.6(a) hereto has been made available to the Purchaser and its agents and representatives.

         (b) The Seller owns or has a valid right to use all Proprietary Rights used by the Seller to conduct the operations of the Business as currently conducted by the Seller, without infringing upon the rights of any other Person, except as would not, in any individual case, or in the aggregate, reasonably be expected, as of the date hereof, to have a Material Adverse Effect. To the knowledge of the Seller, no other Person is infringing upon the rights of the Seller in or to any of the Intellectual Property set forth in Schedule 4.6(a) hereto, except as would not, in any individual case, or in the aggregate, reasonably be expected, as of the date hereof, to have a Material Adverse Effect.

4.7      Business Contracts.

         (a) Schedule 4.7(b) hereto contains a list of each Business Contract (whether written or oral and including all amendments thereto) to which the Seller is a party or by which the Seller or any of the Purchased Assets is bound as of the date hereof, which is material to the Business, the Purchased Assets or the Assumed Liabilities (each, a "Material Business Contract" and, collectively, the "Material Business Contracts"), including, without limitation, the following: (i) noncompetition or other agreements restricting the ability of the Seller to engage in the Business in any location, and (ii) agreements under which the Seller is obligated to indemnify, or entitled to indemnification from, any other Person, other than any agreement that requires indemnification solely in connection with or as a result of a breach of such agreement; provided, however, that any Contract for the sale of time shall be deemed not to be a Material Business Contract for purposes of this Section 4.7(a). For purposes of this Agreement, any Short Term Agreements and any Business Contracts to which the Seller is a party and which obligates the Seller to pay Thirty-Five Thousand Dollars ($35,000) or less in payments over the remaining term of such Business Contract, shall be deemed not to be a Material Business Contract, and any Business Contracts (other than Short Term Agreements) to which the Seller is a party and which obligates the Seller to pay more than Thirty-Five Thousand Dollars ($35,000) in payments over the remaining term of such Business Contract shall be deemed to be a Material Business Contract. For all purposes of and under this Agreement, the term "Short Term Agreement" shall mean an agreement entered into in the ordinary course of business that is terminable by the Seller upon ninety (90) calendar days or less notice without premium or penalty.

         (b) Except as set forth in Schedule 4.7(a), the Seller has made available to the Purchaser and its agents and representatives a true, complete and correct copy of each written Material Business Contract and a written summary of each oral Material Business Contract. Except as set forth in Schedule 4.7(b) hereto, (i) each Material Business Contract is in full force and effect and represents a valid, binding and enforceable obligation of the Seller in accordance with the respective terms thereof and, to the knowledge of the Seller, represents a valid, binding and enforceable obligation of each of the other parties thereto; and (ii) there exists no material breach or material default (or event that with notice or the lapse of time, or both, would constitute a material breach or material default) on the part of the Seller or, to the knowledge of the Seller, on the part of any other party under any Material Business Contract, in any individual case, or in the aggregate, which has had or could reasonably be expected, as of the date hereof, to have a Material Adverse Effect.

         (c) To the knowledge of the Seller, as of the date hereof, there is no fact or circumstance that would permit the termination for cause of (i) the Primary Television Affiliation Agreement dated December 20, 1996, between the Seller and American Broadcasting Companies, Inc. by American Broadcasting Companies, Inc., or (ii) the Affiliation Agreement Term Sheet dated December 6, 1994, between the Seller and NBC Television Network, as affected by a letter dated September 29, 1998, in either case prior to the expiration of their respective terms and with respect to the Stations.

4.8 Business Licenses. Schedule 4.8 hereto contains a list of each Business License which is necessary to conduct the Business as conducted by the Seller as of the date hereof, except for such Business Licenses which the failure to obtain or possess would not have a Material Adverse Effect (each, a "Material Business License" and, collectively, the "Material Business Licenses"). No loss or expiration of any Material Business License is pending or, to the knowledge of the Seller, threatened, other than the expiration of any Material Business Licenses in accordance with the terms thereof which may be renewed in the ordinary course of business.

4.9 Business Employees. Schedule 4.9 hereto contains a true, correct and complete list of all employees of the Seller who, as of the date of this Agreement, have employment duties principally related to the Business, including (and designating as such) any such employee who is an inactive employee on paid or unpaid leave of absence, and indicating date of employment, current title and compensation. Each employee set forth in Schedule 4.9 hereto who remains employed by the Seller immediately prior to the Closing (whether actively or inactively), and each additional employee who is hired to work in the Business following the date hereof and prior to the Closing who remains employed by the Seller immediately prior to the Closing (whether actively or inactively), shall be referred to herein individually as a "Business Employee" and, collectively, as "Business Employees." Expect as set forth on Schedule 4.9, no current or former director, officer or employee of the Seller at any of the Stations or any relative, associate or agent of such director, officer or employee has any interest in any property of the Seller except as a stockholder, or is a party, directly or indirectly, to any contract for employment or otherwise or any lease or has entered into any transaction with the Seller, including, without limitation, any contract for the furnishing of services by, or rental of real or personal property from or to, or requiring payments to, any such director, officer, employee, relative, associate or agent. Complete and correct copies of any such contracts have been delivered to the Purchaser. The Seller does not have any written contract for the future employment of any Business Employee except as may be listed on Schedule 4.9 or Schedule 4.10(a).

4.10     Employee Benefit Plans.

         (a) Schedule 4.10(a) hereto contains a true, correct and complete list of each employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement (including any collective bargaining agreement), practice, policy or arrangement, whether written or oral, and whether or not subject to ERISA (including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA), which the Seller sponsors, maintains, has any obligation to contribute to, has Liability under or is otherwise a party to as of the date hereof, and which covers or otherwise provides benefits to any Business Employees or former employees of the Seller whose employment duties principally related to the Business during the term of their employment ("Former Business Employees") (or their dependents and beneficiaries) (with respect to their relationship with the Business) (each, a "Benefit Plan" and, collectively, the "Benefit Plans").

         (b) The Seller has not received any written notice from any labor union or group of employees other than as listed on Schedule 4.10(a) that such union or group represents or believes or claims it represents or intends to represent any of the employees of the Seller employed at any of the Stations; to the Seller's knowledge, no strike or work interruption by the Seller's employees at any of the Stations is planned, under consideration, threatened or imminent; the Seller has not received any written notice from any labor union with which the Seller has a collective bargaining agreement that such union desires to amend or renegotiate the terms of any such collective bargaining agreement with the Seller prior to its expiration; and neither the Seller nor any officer or director of the Seller has made any loan or given anything of value, directly or indirectly, to any officer, official, agent or representative of any labor union or group of employees other than salaries and ordinary course compensation. At no time since January 1, 1999 has any of the Stations experienced any threats of strikes or work stoppages by any union or labor organization or any other group or other organization of employees. Except as set forth on Schedule 4.10(a) and made a part hereof:

             (i) the Seller is not delinquent in payments to any of its employees at any of the Stations for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees;

             (ii) in the event of termination of the employment of any said employees other than termination of any employee who is a party to an employment agreement with the Seller, neither the Seller nor the Purchaser will by reason of anything done prior to the Closing be liable to any of said employees for so-called "severance pay" or any other payments other than as specified in the applicable collective bargaining agreements, other employment agreements or any severance agreements referred to in Schedule 4.10(a).

             (iii) the Seller is in compliance in all material respects with all Laws concerning labor, employment and employment practices, terms and conditions of employment and wages and hours; and there is no unfair labor practice complaint against the Seller relating to the business and operation of any of the Stations pending before the National Labor Relations Board;

             (iv) each of the Assumed Plans and the Seller 401(k) Plan presently complies and has been operated in compliance in all material respects with its terms and all applicable Laws, including, without limitation, all tax rules for which favorable tax treatment is intended;

             (v) each of the Assumed Plans and the Seller 401(k) Plan which is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code has been determined by the IRS to be so qualified and, to the knowledge of the Seller, no circumstances have occurred that would adversely affect the tax-qualified status of any such Assumed Plan or the Seller 401(k) Plan;

             (vi) with respect to each of the Assumed Plans, the Seller 401(k) Plan and the Seller DB Plan, true, correct, and complete copies of the applicable following documents have been provided or made available to the Purchaser and its agents and representatives: (A) all current plan documents and related trust documents, and any amendments thereto; (B) Forms 5500, financial statements, and actuarial reports for the most recent plan year; (C) the most recently issued IRS determination letter; (D) summary plan descriptions; and (E) if the Benefit Plan is funded, the most recent annual account of the Benefit Plan's assets; and

             (vii) neither the Seller, nor any entity required to be aggregated with the Seller or any Subsidiary thereof (as defined under Sections 414(b), 414(c), 414(m) or 414(o) of the Internal Revenue Code or Section 4001 of ERISA) has incurred any withdrawal liability that has not been satisfied with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA).

         (c) Except as set forth in Schedule 4.10(c) hereto, the execution and delivery by the Seller of this Agreement and the Seller Documents, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby, does not and will not result in the acceleration or creation of any rights or benefits of any current or former Business Employee (or other current or former service provider to the Business) that would not have been required but for the transactions contemplated by this Agreement.

         (d) To the knowledge of the Seller, no "disqualified person" or "party-in-interest" (as defined in Section 4975 of the Internal Revenue Code and
Section 3 of ERISA, respectively) has engaged in any "prohibited transaction," as such term is defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA, which could subject any Assumed Plan (or its related trust), Seller, Purchaser or any of their affiliates, or any officer, director or employee of any of them to any tax or penalty imposed under Section 4975 of the Internal Revenue Code or ERISA either directly or indirectly, and whether by way of indemnity or otherwise.

         (e) The Seller does not have any Liability to the Pension Benefit Guaranty Corporation ("PBGC") with respect to any Assumed Plan and does not have any Liability under ERISA Sections 502 or 4071.

         (f) All filings required by ERISA and the Internal Revenue Code with respect to any Assumed Plan have been timely filed, and all notices and disclosures to participants and beneficiaries required by ERISA and the Internal Revenue Code have been timely provided.

         (g) Other than routine claims for benefits, no claim against or involving any Assumed Plan is pending or, to the knowledge of Seller is threatened.

         (h) Seller has met the minimum funding standards, and has made all contributions required under ERISA Section 302 and Internal Revenue Code Section 402 and there is no accumulated funding deficiency with respect to any Assumed Plan.

         (i) No steps have been taken to terminate any Assumed Plan which is subject to Title IV of ERISA and no liability under such Title has been incurred by Seller since the effective date of ERISA (in connection with an Assumed Plan) that has not been satisfied in full. No condition exists that could reasonably be expected to result in Seller incurring a liability under such Title and no proceeding has been initiated by the PBGC to terminate any Assumed Plan or to appoint a trustee to administer any Assumed Plan. No "reportable event" within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder has occurred with respect to any Assumed Plan (other than those which may result from the transactions contemplated hereby).

         (j) Seller has not withdrawn from any Assumed Plan as a "substantial employer" so as to become subject to the provisions of Section 4063 of ERISA, or ceased operations at any facility so as to become subject to the provisions of
Section 4068(f) of ERISA.

         (k) Those sections of all annual reports heretofore filed with the IRS, the Department of Labor and the PBGC by or on behalf of every Assumed Plan which were required to be certified were only certified without qualification by the accountants or actuaries of such Assumed Plan.

         (l) Seller does not maintain any Assumed Plan which is funded by an association described in Section 501(c)(9) of the Internal Revenue Code.

         (m) Except for the retiree health arrangement for Martin Umansky referred to in Schedule 6.9(j), no Assumed Plan provides any retiree health, life or other non-pension retirement benefit.

4.11     Sufficiency of Purchased Assets.

         (a) The Purchased Assets (including the licenses or leasehold interests in or relating to the Leased Assets) constitute all of the assets, properties and rights necessary for the conduct of the Business by the Seller in a manner consistent with past practice.

         (b) The tangible personal property included in the Purchased Assets or the Leased Assets are in good condition and repair (ordinary wear and tear excepted) for property of comparable type, age and usage, except for tangible personal property that is obsolete and no longer used in the Business.

4.12     Financial Statements.

         (a) Attached to Schedule 4.12(a) hereto is a true, correct and complete copy of the following financial statements (collectively, the "Financial Statements"): (i) the unaudited balance sheet of the Business (the "Latest Balance Sheet") as of October 31, 1999 (the "Latest Balance Sheet Date"), and the related unaudited income statement for the ten (10) month period then ended, and (ii) the unaudited balance sheets of the Business as of December 31, 1998 and December 31, 1997, and the related unaudited income statements for the years then ended. Each of the Financial Statements is derived from the books and records of the Seller (which are accurate and complete in all material respects) and the audited consolidated financial statements of the Seller (which were prepared in accordance with GAAP), and fairly present, in all material respects, the assets and the Liabilities of the Seller that primarily relate to, or primarily arise out of, the Business as of the respective dates thereof, and the results of operations for the respective periods then ended.

         (b) Except as set forth in Schedule 4.12(b) hereto, no reserves or other Liabilities attributable to the Business were recorded in the consolidated financial statements of the Seller as of July 31, 1999, December 31, 1998, and December 31, 1997 respectively, that are not reflected in the Financial Statements.

4.13 No Undisclosed Liabilities. The Seller has no Liabilities that are attributable to the Business other than (i) the Liabilities reflected on the Latest Balance Sheet, (ii) Liabilities incurred in the ordinary course of business after the Latest Balance Sheet Date, none of which is material to the assets, properties, business, results of operations or condition (financial or otherwise) of the Business, (iii) Liabilities set forth in Schedule 4.13 hereto, and (iv) Liabilities that individually or in the aggregate, have not and would not reasonably be expected, as of the date hereof, to have a Material Adverse Effect.

4.14 Subsidiaries and Investments. The Seller does not have any Subsidiaries, and does not own any direct or indirect equity or debt interest in any other Person, including, without limitation, any interest in a corporation, partnership or joint venture, and is not obligated or committed to acquire any such interest, in any case which Subsidiary, interest or other Person relates primarily to the Business.

4.15     Litigation; Governmental Orders.

         (a) Except as set forth in Schedule 4.15 hereto, as of the date hereof, there are no pending or, to the knowledge of the Seller, threatened Actions by any Person or Governmental Authority against or relating to the Seller with respect to the Business or any Assumed Plan or, to the knowledge of the Seller, any current or former employees (in their capacity as such) of the Seller, or to which any of the Purchased Assets are subject, other than those which would not, in any individual case, or in the aggregate, reasonably be expected, as of the date hereof, to have an adverse effect on the Business in an amount in excess of Twenty-Five Thousand Dollars ($25,000) or in which an unfavorable judgment, decree or order would restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the carrying out of this Agreement or the transactions contemplated hereby.

         (b) The Seller is not subject to or bound by any Governmental Order other than those which would not, in any individual case, or in the aggregate, reasonably be expected, as of the date hereof, to have a Material Adverse Effect.

4.16 Compliance with Laws. Except as set forth in Schedule 4.16 hereto, to the knowledge of the Seller, as of the date hereof the Seller is in compliance with, and the Seller has not received any claim or notice that it is not in current compliance with, each material Law or Governmental Order applicable to the Business.

4.17 Environmental Matters. Except as would not reasonably be expected, as of the date hereof, to result in a Material Adverse Effect, (i) no Hazardous Material is present at any of the Owned Real Property or Leased Real Property in violation of any applicable Environmental Law or in a manner that would reasonably be expected, as of the date hereof, to result in liability under any Environmental Law, (ii) during the course of its operation of the Business, the Seller has not engaged in any Hazardous Materials Activity in violation of any applicable Environmental Law or in a manner that would reasonably be expected, as of the date hereof, to result in liability under any Environmental Law, and
(iii) as of the date hereof, no Action is pending or, to the knowledge of the Seller, has been threatened against the Seller concerning any of the Owned Real Property or Leased Real Property, or any of the Hazardous Materials Activities of the Seller taken during the course of its operation of the Business. To the knowledge of the Seller, there have been no releases of Hazardous Materials at, on or under any Owned Real Property or Leased Real Property that, singly or in the aggregate, have, or may reasonably be expected to have, a Material Adverse Effect.

4.18     Insurance.

         (a) Schedule 4.18 hereto contains a true, correct and complete list (specifying the insurer, the type of coverage, expiration date, pending claims thereunder, the policy number or covering note number with respect to binders and the limits, and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, errors and omissions, workers' compensation, vehicular, and other insurance held by or on behalf of the Seller with respect to the Business as of the date hereof ("Business Insurance Policies").

         (b) All of the Business Insurance Policies are in full force and effect. The Seller is not in default with respect to any material provision contained in any such Business Insurance Policy, nor has the Seller failed to give any notice or present any claim under any such Business Insurance Policy in due and timely fashion. The Seller has not received any notice of cancellation or non-renewal of any such Business Insurance Policy. The Seller has not received any notice from any of its insurance carriers that any premiums will be materially increased in the future or that any insurance coverage under the Business Insurance Policies will not be available in the future on substantially the same terms as now in effect.

         (c) All of the Business Insurance Policies in the name of the Seller with respect to libel shall be in full force and effect and enforceable by the Purchaser following the consummation of the transactions contemplated by this Agreement in respect of all reported or unreported libel claims arising out of occurrences prior to the consummation of this Agreement.

4.19 Transactions with Affiliates. Except as set forth in Schedule 4.19 hereto, no shareholder, officer or director of the Seller or any of its Affiliates, or any immediate family member of any of the foregoing, has (a) borrowed money from, or loaned money to, the Business which remains outstanding,
(b) except as set forth in Schedule 4.19 hereto, any contractual or other claim, express or implied, of any kind whatsoever against the Business, (c) any interest in any of the Purchased Assets, or (d) engaged in any other transaction with the Business other than in such person's capacity as an employee, officer or director of the Seller.

4.20 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Seller directly with the Purchaser without the intervention of any Person on behalf of the Seller in such manner as to give rise to any valid claim by any Person against the Purchaser for a finder's fee, brokerage commission or similar payment, other than Donaldson, Lufkin & Jenrette Securities Corporation, whose fees and expenses shall be borne by the Seller.

4.21 FCC Matters. The Seller is the holder of the Station Licenses as set forth on Schedule 4.21 which constitute all FCC licenses, permits and authorizations necessary for the Seller to operate television station transmitters on Channel 6 in Omaha, Nebraska, Channel 10 in Wichita, Kansas, Channel 13 in Garden City, Kansas, and Channel 4 in Colby, Kansas. Other than matters of general applicability to television stations in the Omaha, Nebraska, Wichita, Kansas, Garden City, Kansas, and Colby, Kansas markets, respectively, there are no fines, forfeitures, notices of apparent liability, orders to show cause or any other administrative or judicial orders outstanding nor any proceeding pending or, to the knowledge of the Seller, threatened, the effect of which would be the revocation, cancellation, non-renewal, suspension or adverse modification of the Station

Licenses or any materially adverse consequence for any of the Stations, and there does not exist any event of which the Seller has knowledge, which with notice or the passing of time or both could result in a fine, forfeiture, notice of apparent liability, order to show cause or any other administrative or judicial order or proceeding by the FCC, the effect of which would result in the revocation, cancellation, non-renewal, suspension or adverse modification of any of the Station Licenses or have a Material Adverse Effect. The Station Licenses are in full force and effect.

4.22 Taxes. Except as set forth on Schedule 4.22, with respect to Taxes, other than Income Taxes, relating to the Business (a) the Seller has duly filed all Tax Returns required to have been filed by the Seller prior to the date hereof; and (b) each such Tax Return is true, correct and complete in all material respects and the Seller has paid all Taxes shown to be due thereon. The Seller has paid to the proper authorities all material customs, duties and similar or related charges relating to the Business required to be paid by the Seller with respect to the importation of goods into the United States. No government or Governmental Authority is now asserting or threatening to assert any deficiency or assessment for additional Taxes other than Income Taxes with respect to the Business.

4.23 Accuracy of Information. Neither this Agreement nor the representations and warranties by the Seller contained herein or in any Exhibit hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements or fact contained herein and therein not misleading.

                                   ARTICLE V.
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Seller as follows:

5.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

5.2 Authority. The Purchaser has all requisite corporate power and authority to enter into this Agreement and the Assignment and Assumption, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the Assignment and Assumption, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes a legally valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery of the Assignment and Assumption by the Purchaser at the Closing and, assuming the due authorization, execution and delivery thereof by the Seller, the Assignment and Assumption will constitute a legally valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights and relief of debtors generally, and
(ii) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3 No Violation. Assuming that all consents, waivers, approvals, orders and authorizations set forth in Schedule 5.4 hereto have been obtained and all registrations, qualifications, designations, declarations or filings with any Governmental Authorities set forth in Schedule 5.4 hereto have been made, and except as set forth in Schedule 5.3 hereto, the execution and delivery by the Purchaser of this Agreement and the Assignment and Assumption, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, will not conflict with or violate in any material respect, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, give rise to any right of termination, amendment, modification, acceleration or cancellation of any material obligation or loss of any material benefit under, or require the Purchaser to obtain any consent, waiver, approval or action of, make any filing with, or give any notice to any Person as a result or under, the terms or provisions of (i) the organizational documents of the Purchaser, (ii) any Contract to which the Purchaser is a party or is bound, or (iii) any Law applicable to the Purchaser, or any Governmental Order issued by a Governmental Authority by which the Purchaser is in any way bound or obligated, except, in the case of clauses (ii) and (iii) of this Section 5.3, as would not, in any individual case, have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and the Assignment and Assumption or to consummate the transactions contemplated hereby or thereby.

5.4 Governmental Consents. No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement and the Assignment and Assumption, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, including, without limitation, the assumption of the Assumed Liabilities from the Seller, except (i) as set forth in Schedule 5.4 hereto, and (ii) where the failure to obtain such consent, waiver, approval, order or authorization, or to make such registration, qualification, designation, declaration or filing, would not have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and the Assignment and Assumption or to consummate the transactions contemplated hereby or thereby.

5.5 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with the Seller without the intervention of any Person on behalf of the Purchaser in such manner as to give rise to any valid claim by any Person against the Seller for a finder's fee, brokerage commission or similar payment.

5.6 FCC Matters. The Purchaser is legally and financially qualified under the Communications Act to enter into this Agreement and the Assignment and Assumption, and to consummate the transactions contemplated hereby and thereby. In connection with the transactions contemplated by the Agreement, except as set forth in Schedule 5.6 hereto, it is not necessary for the Purchaser or any Affiliate of the Purchaser (or any person in which the Purchaser or any Affiliate of the Purchaser has an attributable interest under the Communications
Act) to seek or obtain any waiver from the FCC, dispose of any interest in any media or communications property or interest (including, without limitation, any of the Stations), terminate any venture or arrangement, or effectuate any changes or restructuring of its ownership, including, without limitation, the withdrawal or removal of officers or directors or the conversion or repurchase of equity securities of the Purchaser or any Affiliate of the Purchaser or owned by the Purchaser or any Affiliate of the Purchaser (or any person in which the Purchaser or any Affiliate of the Purchaser has any attributable interest under the Communications Act). The Purchaser is able to certify on an FCC Form 314 that it is financially qualified.

 5.7 Accuracy of Information. Neither this Agreement nor the representations and warranties by the Purchaser contained herein or in any Exhibit hereto contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements or fact contained herein and therein not misleading.

                                  ARTICLE VI.
                            COVENANTS AND AGREEMENTS

6.1      Conduct of Business.

         (a) At all times during the period commencing upon the execution and delivery hereof by each of the parties hereto and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 8.1 hereof, unless the Purchaser shall otherwise consent in writing, the Seller shall (a) conduct the operations of the Business in the ordinary course of business and consistent with past practices and in material conformity with the Station Licenses and the Communications Act, (b) use commercially reasonable efforts to preserve intact the goodwill of the Business and the current relationships of the Seller with its officers, employees, customers, suppliers and others with significant and recurring business dealings with the Business, (c) use commercially reasonable efforts to maintain in full force and effect all Business Insurance Policies and all Business Licenses that are necessary for the Seller to carry on the Business in the manner conducted by the Seller as of the date hereof,
 (d) maintain the books of account and records of the Business in the usual, regular and ordinary manner and consistent with past practices, and (e) not take any action that would result in a breach of or inaccuracy in (in each case as of the Closing) any of the representations and warranties of the Seller contained in Article IV hereof.

         (b) At all times during the period commencing upon the date hereof and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 8.1 hereof, unless the Purchaser shall otherwise consent in writing and except as otherwise set forth in Schedule 6.1 hereto, the Seller shall not take, or caused to be taken, any of the following actions to the extent such actions relate primarily to the Business:

             (i) change or agree to rearrange in any material respect the character of the Business;

             (ii) (A) adopt, enter into or amend any arrangement which is, or would be, an Assumed Plan unless otherwise required by applicable Law or this Agreement, or (B) make any change in any actuarial methods or assumptions used in funding any Assumed Plan or in the assumptions or factors used in determining benefit equivalencies thereunder;

             (iii) knowingly waive any right of material value;

             (iv) make any change in the accounting methods or practices of the Seller, or make any changes in depreciation or amortization policies or rates adopted by the Seller;

             (v) except in the ordinary course of business and consistent with past practices, make any write down of inventory or write off as uncollectible of accounts receivable;

             (vi) unless the Purchaser shall consent in writing (which consent shall not be unreasonably withheld or delayed), increase any wage, salary, bonus or other direct or indirect compensation payable or to become payable to any of the Business Employees, or make any accrual for or commitment or agreement to make or pay the same that impose material obligations on the Seller extending beyond the Closing Date, other than increases in wages, salary, bonuses or other direct or indirect compensation to any of the Business Employees made in the ordinary course of business consistent with past practice, and those required by any Contract or Law applicable to the Seller;

             (vii) unless the Purchaser shall consent in writing (which consent shall not be unreasonably withheld or delayed), enter into any transactions with any of its shareholders, officers, directors or their immediate family members, or any Affiliate of any of the foregoing that impose material obligations on the Seller extending beyond the Closing Date;

             (viii) unless the Purchaser shall consent in writing (which consent shall not be unreasonably withheld or delayed), except as set forth on Schedule
6.9 hereto, make any commitment to pay any severance or termination pay to any Business Employee or any independent contractor, consultant, agent or other representative of the Business, that impose material obligations on the Seller extending beyond the Closing Date;

             (ix) (A) enter into any real property lease (as lessor or lessee);
(B) sell, abandon or make any other disposition of any of the assets or properties of the Seller other than in the ordinary course of business consistent with past practice and in the case of a sale, where the asset is replaced with an asset of similar utility and value; or (C) grant or incur any Encumbrance on any of the assets or properties of the Seller; in any case, without the prior written consent of the Purchaser, which shall not be unreasonably withheld or delayed;

             (x) except in the ordinary course of business and except for Excluded Liabilities, incur or assume any debt, obligation or Liability;

             (xi) make any acquisition of all or any part of the capital stock or all or substantially all of the assets, properties or business of any other Person;

             (xii) unless the Purchaser shall consent in writing (which consent shall not be unreasonably withheld or delayed) enter into any commitments to make capital expenditures payable after the Closing in an aggregate amount exceeding an average of $10,000 per quarter, other than in the ordinary course and as provided in capital expenditures budgeted for the Business as set forth on Schedule 6.1(b) hereto; provided however, the Seller shall not enter into any commitment to make capital expenditures that unreasonably delays such expenditures until after the Closing and is inconsistent with past practice; provided further, the Seller shall not enter into any capital leases that include commitments to make payments after the Closing in excess of Fifty Thousand Dollars ($50,000) in any individual case or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, unless the Purchaser shall consent in writing (which consent shall not be unreasonably withheld or delayed);

             (xiii) enter into any Contract relating to sales of advertising time other than in the ordinary course of business or contract or agree to provide any advertising or broadcast time at substantially less than customary rate practices; provided that all such sales of advertising time shall be for cash or on a trade basis to the extent such trades are made in the ordinary course and consistent with past practice of the Business, or to the extent the Seller receives the Purchaser's prior written consent thereto;

             (xiv) unless the Purchaser shall consent in writing (which consent shall not be unreasonably withheld or delayed), enter into any employment agreement or become liable for any bonus, profit-sharing or incentive payment to any of its officers, directors or employees, except pursuant to presently existing Assumed Plans, arrangements or agreements disclosed herein or in a schedule hereto or except with respect to any retention bonus for Business Employees to be paid by the Seller;

             (xv) make any material changes in the Seller's customary method of operations, including marketing and pricing and policies and maintenance of business premises, fixtures, furniture or equipment;

             (xvi) enter into any collective bargaining agreement;

             (xvii) enter into or renew any programming contract with a term that extends beyond the 2000/2001 broadcast year or amend or modify any network affiliation or representation agreement; or

             (xviii) fail to expend funds for budgeted capital expenditures or commitments substantially pursuant to the timetable provided in the capital expenditures budget for the Business, as previously provided by the Seller to the Purchaser.

         (c) Notwithstanding anything to the contrary set forth in this Section
6.1 or elsewhere in this Agreement, the Seller shall be permitted, without obtaining the consent or other approval of the Purchaser, to enter into, perform its obligations under, and consummate the transactions contemplated by, any existing or new agreements or other arrangements pursuant to which the Seller shall sell, transfer or otherwise dispose of any of its assets other than the Purchased Assets, it being expressly acknowledged and agreed by each of the parties hereto that the foregoing shall include the right to distribute the proceeds from any such sale, transfer or other disposition to the shareholders of the Seller without obtaining the consent or other approval of the Purchaser.

6.2 Access and Information. Subject to the terms of the Confidentiality Agreement, at all times during the period commencing upon the execution and delivery hereof by each of the parties hereto and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 8.1 hereof, the Seller shall permit the Purchaser and its authorized agents and representatives to have reasonable access, upon reasonable notice and during normal business hours, to all Business Employees, assets and properties and all relevant books, records and documents of or relating to the Business, the Purchased Assets and the Assumed Liabilities, including the work papers of Arthur Andersen LLP (accountant of the Seller) relating to the Financial Statements, and shall furnish to the Purchaser such information and data, financial records and other documents relating to the Business, the Purchased Assets and the Assumed Liabilities as the Purchaser may reasonably request. Representatives of Purchaser shall be entitled to hold one or more meetings with Business Employees in each jurisdiction upon reasonable notice to Seller and to provide written materials to Business Employees to explain and answer questions about the conditions, policies and benefits of employment with Purchaser. Seller shall be entitled to have one or more representatives at any such meeting. The Seller shall permit the Purchaser and its agents and representatives reasonable access to the Seller's accountants, auditors and suppliers for reasonable consultation or verification of any information obtained by the Purchaser during the course of any investigation conducted pursuant to this Section 6.2, and shall use all commercially reasonable efforts to cause such Persons to cooperate with the Purchaser and its agents and representatives in such consultations and in verifying such information. The Seller shall deliver to the Purchaser (i) unaudited monthly operating statements of the Stations within ten (10) calendar days after the end of each calendar month, (ii) unaudited annual financial statements of the Stations within seventy-five (75) days of the end of the fiscal year, and (iii) on a weekly basis, pacing reports for the ensuing three month period, it being expressly understood and agreed that delivery of any financial information pursuant to this Section 6.2 by the Seller or Arthur Andersen LLP, as applicable, to the Purchaser shall not constitute a representation or warranty as to the future financial performance of the Stations or the Business. Notwithstanding anything to the contrary contained in the Confidentiality Agreement, the Purchaser shall have the right to contact the executive officers of the Seller or the general manager, or other senior management personnel, of each of the Stations directly with respect to any information provided, or to be provided, by the Seller pursuant to this Section 6.2.

6.3 Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect from and after the Closing in accordance with the terms thereof, such that the information obtained by any party hereto, or its officers, employees, agents or representatives, during any investigation conducted pursuant to Section 6.2 hereof, in connection with the negotiation, execution and performance of this Agreement, the consummation of the transactions contemplated hereby, or otherwise, shall be governed by the terms set forth in the Confidentiality Agreement.

6.4      Further Actions.

         (a) Upon the terms and subject to the conditions set forth in this Agreement (including, without limitation, the terms of Section 6.4(b) hereof), the Seller and the Purchaser shall each use their respective commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated hereby, including, without limitation: (i) obtaining all necessary Licenses, actions or nonactions, waivers, consents, approvals, authorizations, qualifications and other orders of any Governmental Authorities with competent jurisdiction over the transactions contemplated hereby, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, seeking to have vacated or reversed any stay or temporary restraining order entered by any Governmental Authority prohibiting or otherwise restraining the consummation of the transactions contemplated hereby, and (iv) executing and delivering any additional instruments, certificates and other documents necessary or advisable to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

         (b) Without limiting the generality of the foregoing, the Seller and the Purchaser hereby agree to provide promptly to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable antitrust laws all information and documents requested by any such Governmental Authorities or necessary, proper or advisable to permit consummation of the transactions contemplated hereby, and to file any Notification and Report Form and related material required under the HSR Act as soon as practicable after the date hereof. The Seller and the Purchaser shall each thereafter use its respective commercially reasonable best efforts to complete as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act. The Purchaser and the Seller hereby further agree to use their respective commercially reasonable best efforts to (i) obtain any governmental clearances required for consummation of the transactions contemplated hereby, which shall specifically include, in the case of the Purchaser, (A) taking any and all actions necessary or appropriate to divest any shares of capital stock of any other Person held by the Purchaser (or any of its Subsidiaries or Affiliates), any assets and properties of the Purchaser (or any of its Subsidiaries or Affiliates), or any business conducted by the Purchaser (or any of its Subsidiaries or Affiliates), and (B) consenting to any restriction or limitation on the ability of the Purchaser (or any of its Subsidiaries or Affiliates) to operate or exercise control over any of the assets and properties of the Purchaser (or any of its Subsidiaries or Affiliates) or conduct any business of the Purchaser (or any of its Subsidiaries or Affiliates), which is necessary, in the case of any of the foregoing, to obtain such governmental clearances, (ii) respond to any government request for information, (iii) contest and resist any action, including any legislative, administrative or judicial action, and have vacated, lifted, reversed or overturned, any Governmental Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated hereby, including, without limitation, by using all legal efforts to vigorously pursue all available avenues of administrative and judicial appeal and all available legislative action, and (iv) in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prohibit, prevent, delay or otherwise restrain the consummation of the transactions contemplated hereby, to cause the relevant Governmental Authorities to vacate, modify or suspend such injunction or order so as to permit the consummation of the transactions contemplated hereby prior to the Termination Date.

         (c) Neither the Seller nor the Purchaser shall take any action that is inconsistent with its respective obligations under this Agreement, or could hinder or delay or impede the consummation of the transactions contemplated by this Agreement or the consent of the FCC to the FCC Applications.

6.5 Fulfillment of Conditions by the Seller. The Seller shall not knowingly take or cause to be taken, or fail to take or cause to be taken, any action that would cause the conditions to the obligations of the Seller or the Purchaser to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled at or prior to the Closing, including, without limitation, by taking or causing to be taken, or failing to take or cause to be taken, any action that would cause any of the representations and warranties made by the Seller in
Article IV hereof to fail to be true and correct as of the Closing in all material respects. The Seller shall take, or cause to be taken, all commercially reasonable actions within its power to cause to be satisfied or fulfilled, at or prior to the Closing, the conditions precedent to the Purchaser's obligations to consummate the transactions contemplated hereby as set forth in Section 7.1 hereof.

6.6 Fulfillment of Conditions by the Purchaser. The Purchaser shall not knowingly take or cause to be taken, or fail to take or cause to be taken, any action that would cause the conditions to the obligations of the Seller or the Purchaser to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled, including, without limitation, by taking or causing to be taken, or failing to take or cause to be taken, any action that would cause the representations and warranties made by the Purchaser in Article V hereof to fail to be true and correct as of the Closing in all material respects. The Purchaser shall take, or cause to be taken, all commercially reasonable actions within its power to cause to be satisfied or fulfilled, at or prior to the Closing, the conditions precedent to the obligations of the Seller to consummate the transactions contemplated hereby as set forth in Section 7.2 hereof.

6.7 Publicity. The Seller and the Purchaser shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement. Neither the Seller nor the Purchaser shall issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the consent of the other party hereto, except as otherwise required by applicable Law, but in any event only after giving the other party hereto a reasonable opportunity to comment on such release or announcement in advance, consistent with such applicable legal requirements.

6.8 Transaction Costs. The Purchaser shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses and other fees described in Section 5.5 hereof) that it incurs in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. The Seller shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses and other fees described in Section 4.20 hereof) that it incurs in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing and anything to the contrary contained in this Agreement, the Seller and the Purchaser shall share equally (a) any transfer Taxes (including stock transfer, sales, use and deed Taxes) or refunds thereof and the fees and costs of recording or filing all applicable conveyancing instruments associated with the transfer of the Purchased Assets from the Seller to the Purchaser pursuant to this Agreement and (b) all filing fees paid in connection with the HSR Act. The Seller and the Purchaser shall cooperate in the preparation, execution and filing of all Tax Returns regarding any transfer Taxes which become payable as a result of the transfer of the Purchased Assets from the Seller to the Purchaser pursuant to this Agreement.

6.9      Employees and Employee Benefit Matters.

         (a) The Purchaser shall offer employment as of the Closing Date to all Business Employees who are actively employed (i.e., not on a paid or unpaid leave of absence). Further, Purchaser shall immediately offer employment to any Business Employee who is not actively employed on the Closing Date, when his or her leave of absence has expired, if such individual is then able to return to active employment on such date. As of the Closing Date, the Purchaser shall employ each active Business Employee whose employment is not covered by a collective bargaining agreement and who accepts the Purchaser's offer of employment ("Transferred Non-Union Employees") at a base pay that is at least as favorable as that provided by the Seller (or its Affiliates) immediately before the execution hereof and on terms and conditions (and with employee benefits (including without limitation benefits of the type described in section 3(1) of ERISA)) that are at least as favorable in the aggregate as those provided to Purchaser's similarly situated employees; provided, however, Purchaser shall be free to modify any such base pay, terms and conditions and employee benefits after the Closing in accordance with Purchaser's normal business practices. The Purchaser shall provide each Transferred Non-Union Employee credit for years of service with the Seller or any Affiliate of the Seller prior to the Closing for
(A) the purpose of eligibility and vesting under the Purchaser's health, vacation and other employee benefit plans (including, without limitation, the Purchaser 401(k) Plan), and (B) any and all pre-existing condition limitations and eligibility waiting periods under group health plans of the Purchaser, and shall cause to be credited to any deductible out-of-pocket expenses under any health plans of the Purchaser any deductibles or out-of-pocket expenses incurred by Transferred Non-Union Employees and their beneficiaries and dependents during the portion of the calendar year in which the Closing occurs and prior to their participation in the health plans of the Purchaser. Notwithstanding any other provision of this Agreement, Business Employees that become employed by the Purchaser as of the Closing who are covered by a collective bargaining agreement on and after the Closing (the "Transferred Union Employees" and, collectively with the Transferred Non-Union Employees, the "Transferred Employees") shall receive benefits in accordance with the terms of such agreement.

         (b) Effective at the Closing Date, the Purchaser shall assume the severance arrangements set forth in Schedule 6.9(b) hereto; provided, however, that the Purchaser shall have no liability under such severance arrangements with respect to terminations of employment occurring before the Closing.

         (c) Effective on the Closing Date, the Purchaser shall assume the Seller's obligations, duties and liabilities to provide benefits under, and the Seller shall assign, all Benefit Plans (including all related assets and funding vehicles) sponsored, established and maintained by the Seller solely for the benefit of Business Employees as are set forth in Schedule 6.9(c) hereto (the "Assumed Plans") and any other arrangement described in Section 6.1(b)(iii) hereof that is adopted by the Seller before the Closing with the prior written consent of the Purchaser. The Seller shall have no Liability with respect to the Assumed Plans following the Closing Date.

         (d) Effective as of the Closing Date, the Seller shall cause each Business Employee to have a fully nonforfeitable right to such employee's account balances, if any, under The Tax Deferred Investment Plan of The Chronicle Publishing Company (the "Seller 401(k) Plan"). Seller shall make, or cause to be made, all "matching contributions" due under the Seller 401(k) Plan with respect to Business Employees through the Closing Date. Effective as of the Closing Date, the Purchaser shall establish or shall extend coverage to each Business Employee under a defined contribution individual account plan (the "Purchaser 401(k) Plan") qualified pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code to the extent the Business Employee has satisfied the requirements for participation therein.

         (e) As soon as practicable after the Closing Date, the Seller shall cause the trustee of the Seller 401(k) Plan to transfer in the form of cash (or such other form as may be agreed upon by the Seller and the Purchaser) the full account balances of the Business Employees in such plan, reduced by any necessary benefit, distribution or withdrawal payments to or in respect of Business Employees occurring during the period from the Closing Date to the date of transfer described herein, to the appropriate trustee as designated by the Purchaser under the trust agreement forming a part of the Purchaser 401(k) Plan. The aggregate account balances of Business Employees under the Seller 401(k) Plan transferred by the trustee of the Seller 401(k) Plan to the trustee of the Purchaser 401(k) Plan shall be increased (or decreased) by the Seller by the amount of any actual earnings (or losses) on each account included therein from the Closing Date to the date of transfer to the Purchaser 401(k) Plan and such earnings (or losses) shall be credited (or debited) to the appropriate accounts. Following the transfer of account balances to the Purchaser 401(k) Plan as described herein, neither the Seller nor the Seller 401(k) Plan and the related trust shall have any obligation or Liability with respect to the benefits and entitlements accrued in respect of Business Employees under the Seller 401(k) Plan that were transferred to the Purchaser 401(k) Plan. The Seller and Purchaser shall reasonably cooperate to effectuate the foregoing.

         (f) The Seller shall cause Business Employees to be fully vested in their accrued benefit under the Pension Plan of Chronicle Publishing Company (the "Seller DB Plan") as of the Closing to at least the same extent that employees of the Seller who are not Business Employees become fully vested in their accrued benefits under the Seller DB Plan in connection with, or as a result of, the sale of assets of other divisions of the Seller with respect to which such employees primarily render their services.

         (g) The Seller shall cause the administrator of the Seller 401(k) Plan and the Purchaser shall cause the administrator of the Purchaser 401(k) Plan, to timely make such filings as are required under ERISA, the Internal Revenue Code or any applicable Laws with respect to the transfer of account balances, assets or Liabilities described in this Section 6.9, including any required filings on Form 5310-A.

         (h) Prior to the Closing Date, the Seller shall establish a plan solely for the benefit of the Business Employees which shall be intended to satisfy the requirements of Internal Revenue Code Section 125 (the "New Cafeteria Plan") and which shall assume the liabilities attributable to the Business Employees (and shall provide for the crediting of Business Employees' accounts in such amounts) under the Chronicle Publishing Company Cafeteria Plan as of the Closing Date. The New Cafeteria Plan shall be an Assumed Plan, as defined above.

         (i) Seller agrees, if requested by Purchaser, to consent to the designation of Purchaser (or its designee) as successor employer to the Business for purposes of unemployment insurance payroll tax or contribution ratings and payroll credits under sate and federal law and/or workers' compensation contributions premium ratings under applicable state law. Seller shall provide Purchaser (or its designee) in a timely fashion with any payroll or other account data as may be necessary or appropriate to make application for the transfer of Seller's ratings, payroll credits and premium ratings as an employer subject to unemployment compensation laws and/or workers' compensation laws with any public authority.

6.10 Interdivisional Agreements. Except as set forth in Schedule 6.10 hereto, prior to Closing, the Seller shall terminate, without any continuing Liability to the Business resulting therefrom, all agreements between any division of the Seller not related to the Business, on the one hand, and the division of the Seller responsible for operating the Business, on the other hand.

6.11 Retention and Delivery of Seller Records. From and after the Closing, the Purchaser shall preserve, in accordance with the normal document retention policy of the Business, all books and records transferred by the Seller to the Purchaser pursuant to this Agreement. As soon as practicable following the Closing, the Purchaser shall deliver to the Seller or, if so requested by the shareholders of the Seller through the representative designated pursuant to
Section 9.8, to such representative, (a) such financial information relating to the Business for the periods ending on or prior to the Closing Date, as has been customarily provided to the Seller by the Stations, and (b) such financial information relating to the Business for the periods after the Closing Date as is customarily prepared by the Purchaser, in each case, in sufficient detail to enable such shareholders or the Seller to prepare the Seller's financial statements, the Final Prorations Schedule and all

Tax Returns of the Seller and such shareholders relating to periods ending on or prior to the Closing Date. In addition to the foregoing, for a period of three
(3) years after the Closing (or with respect to access related to Tax matters, from and after the Closing without limitation of time) the Purchaser shall afford to the Seller, and the Seller shall afford to the Purchaser, as applicable, their respective counsel, accountants and other authorized agents and representatives, and to any shareholders of the Seller and their respective counsel, accountants and other authorized agents and representatives, during normal business hours and upon the execution and delivery of a confidentiality and non-disclosure agreement in customary form and substance (which shall include appropriate exceptions for disclosure relating to Tax Returns and other Tax matters), reasonable access to the employees, books, records and other data relating to the Purchased Assets, the Excluded Assets, the Assumed Liabilities and the Excluded Liabilities in its possession with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any such party or Person, or its Affiliates, (b) for the preparation of Tax Returns and audits, and (c) for any other reasonable business purpose.

6.12 FCC Consent. The transfer of the Purchased Assets and the assignment of the Station Licenses as contemplated by this Agreement is subject to the prior consent of the FCC. Promptly after the execution of this Agreement and promptly after any assignment by the Purchaser of its rights and obligations under this Agreement as contemplated by Section 9.4, as applicable, the Purchaser and the Seller shall proceed to prepare for filing with the FCC appropriate applications for consent to the assignment of the Station Licenses (the "FCC Applications"), which shall be filed with the FCC as soon as practicable but in no event later that thirty (30) calendar days after the date hereof. The parties shall thereafter prosecute the FCC Applications with all reasonable diligence and otherwise use their commercially reasonable efforts to obtain such consent as expeditiously as practicable. The Purchaser and the Seller shall share equally all filing fees payable with respect to all filings required by the FCC in connection with the transactions contemplated by this Agreement and made pursuant to this Section 6.12. In the event of any assignment by the Purchaser of its rights under this Agreement pursuant to Section 9.4 hereof, the Purchaser and the Seller will cooperate to file with the FCC as promptly as possible any amendments or additional or new applications required as a result of such assignment.

6.13 Account Receivable. At the Closing, the Seller will deliver to the Purchaser a schedule of the accounts receivable of the Business. Subject to the terms and provisions of this Section 6.13, the Purchaser agrees to collect the accounts receivable in the manner regularly pursued by the Purchaser with respect to the collection of accounts receivable and in the ordinary course of business.

         (a) The Purchaser shall use commercially reasonable efforts to collect the accounts receivable of the Seller outstanding on the Closing Date for a period of one hundred twenty (120) calendar days after the Closing. The Purchaser shall remit all amounts so collected to an account designated by the Seller, net of commission fees (as directed by the Seller) on a bi-monthly basis, beginning within fifteen (15) days after the Closing until the end of such one hundred twenty (120) calendar day period. Promptly after the expiration of the one hundred twenty (120) day period, the Purchaser shall deliver to the Seller (i) a statement or report showing all collections, (ii) a check or draft in an amount equal to the aggregate amount of the collections then due to the Seller and not previously delivered, and (iii) all records of uncollected accounts receivable after which the Seller shall have the right to collect such uncollected accounts receivable. In the collection of accounts receivable, all payments received by the Purchaser from account debtors will be applied first to accounts receivable of that account debtor arising prior to the Closing, if any, in the order of their origination unless disputed by that account debtor. The Purchaser or the Seller will promptly deliver to the other a true copy of any notice of a dispute as to the validity or enforceability of an account receivable received from an account debtor, and at the election of the Seller, the Purchaser shall immediately remit such disputed account to the Seller for collection. The Purchaser shall not agree to any settlement, discount, or reduction of any account receivable without the prior written consent of the Seller. The Purchaser's collection obligation under this Section 6.14 shall not include any obligation to bring suit, engage a collection agent, or take any other legal action for the collection of any account receivable. All amounts due to the Seller under this subsection that are not paid in accordance with the provisions hereof shall bear interest until paid at a rate per annum equal to the lesser of
(a) the generally prevailing prime interest rates (as reported by The Wall Street Journal), plus five percentage points, or (b) the maximum amount permitted by applicable Law. The parties acknowledge and agree that accounts receivable collected by the Purchaser for the Seller pursuant to this Section
6.13 shall not be subject to a right of offset for any claim by the Purchaser against the Seller; provided that, if the Purchaser takes any action in violation of such prohibition the Purchaser's right and obligation to collect all accounts receivable arising prior to the Closing shall immediately terminate, and the Seller shall have the right to collect all such accounts receivable in its sole and absolute discretion.

         (b) Effective upon the Closing Date continuing only for such period as the Purchaser has the obligation to collect the accounts receivable of the Business pursuant to this Section 6.13, the Seller hereby irrevocably constitutes and appoints the Purchaser, its successors and assigns, the true and lawful attorney of the Seller with full power of substitution, in the name of the Purchaser, or the name of the Seller, on behalf of and for the benefit of the Purchaser (except as otherwise provided), to collect all accounts receivable pursuant to this Section 6.13, and to endorse, without recourse, checks, notes and other instruments in the name of the Seller pursuant to this Section 6.13. The Seller agrees that the foregoing powers are coupled with an interest and shall be irrevocable by the Seller directly or indirectly by the dissolution of the Seller or in any manner or for any reason, but shall terminate as provided in this Section 6.13(b).

6.14 Escrow Deposit. Upon the execution and delivery of this Agreement, the Purchaser shall deposit by wire transfer of immediately available funds the sum of Ten

Million Dollars ($10,000,000) (the "Escrow Deposit") in an escrow account with AllFirst Bank (the "Escrow Agent") in accordance with an escrow agreement among the Seller, the Purchaser and the Escrow Agent (the "Escrow Agreement") attached hereto as Exhibit L. All funds deposited with the Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

         (a) Upon Closing, the Seller and the Purchaser shall jointly instruct the Escrow Agent to disburse all amounts held by the Escrow Agent pursuant to the Escrow Agreement to the Purchaser, including any interest or other proceeds from the investment of funds held by the Escrow Agent.

         (b) If this Agreement is terminated as a result of a breach by the Purchaser, and the Seller is not in material breach of this Agreement, then the Seller and the Purchaser shall jointly instruct the Escrow Agent to hold the Escrow Deposit, including any interest or other proceeds from the investment of funds held by the Escrow Agent, (i) pending the receipt of a final order of a court of competent jurisdiction directing release in accordance with such order, or (ii) pending resolution of any disagreements between the parties until receipt of a second joint instruction directing the release of the Escrow Deposit in accordance with such instruction; provided, however, that except as set forth in Section 6.14(g) below, the parties recognize that the Escrow Deposit does not constitute liquidated damages, that recovery of all or part of the Escrow Deposit by the Seller shall not constitute the Seller's exclusive remedy, and the Seller shall therefore be entitled to pursue any other remedies that may be available to it, including recovery of the full extent of the Seller's damages.

         (c) If this Agreement is terminated as a result of a breach by the Seller, and the Purchaser is not in material breach of this Agreement, then the Seller and the Purchaser shall jointly instruct the Escrow Agent to deliver the Escrow Deposit to the Purchaser, including any interest or other proceeds from the investment of funds held by the Escrow Agent.

         (d) If this Agreement is terminated jointly by the Seller and the Purchaser, then the Seller and the Purchaser shall jointly instruct the Escrow Agent to deliver the Escrow Deposit to the Purchaser, including any interest or other proceeds from the investment of funds held by the Escrow Agent.

         (e) If this Agreement is terminated by the Seller pursuant to Section 6.15(f) hereof, then the Seller and the Purchaser shall jointly instruct the Escrow Agent to deliver the Escrow Deposit to the Purchaser, including any interest or other proceeds from the investment of funds held by the Escrow Agent.

         (f) If this Agreement is terminated by the Purchaser pursuant to
Section 8.2(a) hereof, then the Seller and the Purchaser shall jointly instruct the Escrow Agent to deliver the Escrow Deposit to the Purchaser, including any interest or other proceeds from the investment of funds held by the Escrow Agent.

         (g) If Seller terminates this Agreement pursuant to Section 8.1(f) or
Section 8.1(g), then the Seller and the Purchaser shall jointly instruct the Escrow Agent to deliver the Escrow Deposit to the Seller, including any interest or other proceeds from the investment of funds held by the Escrow Agent and such amount shall constitute liquidated damages (in lieu of any and all other damages Seller may otherwise have been entitled to collect) for Purchaser's failure to close under such circumstances.

6.15     Environmental Work.

         (a) Within thirty (30) calendar days from the date hereof, the Purchaser shall have the right, at its sole cost and expense, to engage AquaTerra Services Corp. (the "Consultant") to conduct a Phase I Environmental Assessment, as such term is commonly understood, with respect to the Owned Real Property and the Leased Real Property, except that the rights granted to the Purchaser with respect to the Leased Real Property shall be subject to any required consent of the landlord of such Leased Real Property and provided, in each case, such inspections and interviews shall be conducted only (i) during regular business hours upon reasonable notice to the Seller, (ii) in a manner which will not unduly interfere with the operation of the Business and/or the use of, access to or egress from the Owned Real Property and the Leased Real Property, and (iii) without damage to any property of the Seller or any property of any lessor of Leased Real Property.

         (b) If the assessment conducted in connection with Section 6.15(a) above details a Recognized Environmental Condition (as such term is defined in the American Society of Testing and Materials Standard for Phase I Environmental Assessments) in connection with the Owned Real Property or the Leased Real Property, the Consultant reasonably recommends further investigatory action with respect to such Recognized Environmental Condition, and the Purchaser delivers such assessment and recommendation to the Seller within thirty (30) calendar days from the date hereof, the Purchaser shall have the right, for thirty (30) calendar days from the date such assessment and recommendations are delivered to the Seller, to conduct the investigation so recommended (the "Phase II Inspection"); provided, however, the rights granted to the Purchaser with respect to the Leased Real Property shall be subject to any required consent of the landlord of such Leased Real Property; provided, further, the Seller shall have the right to review and approve the work plan for any Phase II Inspection so proposed, and provided further, such Phase II Inspection shall be conducted only (i) during regular business hours upon reasonable notice to the Seller,
(ii) in a manner which will not unduly interfere with the operation of the Business and/or the use of, access to or egress from the Owned Real Property and the Leased Real Property, and (iii) without material damage to any property of the Seller or any property of any lessor of Leased Real Property; provided, however, that any such damage shall be promptly repaired by the Purchaser.

         (c) If, as a result of the Phase II Inspection, the Purchaser identifies a Recognized Environmental Condition that Seller is required to remediate under applicable Environmental Law, the Cash Payment shall be reduced by the estimated amount of all costs and expenses of cleanup, removal, remedial, corrective or responsive action necessary to address such Recognized Environmental Condition ("Environmental Work") as reasonably determined by the Consultant (which estimate shall set forth reasonable detail on the basis for those estimates); provided, however, the Environmental Work shall be designed to meet the least stringent standards or requirements that the Seller is required to meet so as not to be a violation under applicable Environmental Law (taking into account the zoning of the applicable Owned Real Property or Leased Real Property and the current uses of resources thereon), provided further, any reduction of the Cash Payment pursuant to this Section 6.15(c) shall be limited to the amount by which the costs and expenses of the Environmental Work exceed One Hundred Thousand Dollars ($100,000); provided, further, if parties other than the Seller are required to participate in any Environmental Work, any reduction of the Cash Payment pursuant to this Section 6.15(c) shall be limited to the amount of the costs and expenses of Environmental Work reasonably allocable to the Seller.

         (d) If the Seller and the Purchaser disagree as to the estimated costs, expenses or required extent of the Environmental Work as provided by the Consultant, the Seller shall notify the Purchaser of such disagreement in writing specifying in detail the particulars of such disagreement within twenty
(20) Business Days after the Seller's receipt of the results of the Phase II Inspection pursuant to Section 6.15(c) above. The Purchaser shall provide the Seller full access to the assessment and/or inspection results (and all related records) that are the causes of such disagreement.

         (e) The Seller and the Purchaser shall use their commercially reasonable efforts for a period of thirty (30) calendar days after the Seller's delivery of the notice referred to in Section 6.15(d) above to resolve any disagreements raised by the Seller with respect to the extent of the Environmental Work. If, at the end of such period, the Seller and the Purchaser are unable to resolve all such disagreements, Dames & Moore (the "Environmental Auditor") shall determine the costs, expenses and extent of the Environmental Work that it deems to be required. The determination of the Environmental Auditor shall be final, binding and conclusive on the parties. The Seller and the Purchaser shall use their commercially reasonable efforts to cause the Environmental Auditor to make its determination within thirty (30) calendar days of receipt of the parties' request for a determination. The fees and expenses of the Environmental Auditor shall be shared equally between the Seller and the Purchaser.

         (f) Notwithstanding anything to the contrary contained herein, if the estimated costs and expenses of the Environmental Work as determined by the Consultant or the Environmental Auditor, as applicable, exceed One Million Dollars ($1,000,000), the Seller shall have the right, in its sole and absolute discretion, to terminate this Agreement, subject to Section 6.15(g) below. If the Seller makes this election the parties, subject to Section 6.15(g) below, shall have no liability or further obligation to the other under this Agreement except as provided in Section 8.2.

         (g) If the Seller elects to terminate this Agreement under Section 6.15(f) above, the Purchaser shall have the right, in its sole and absolute discretion, to accept a reduction of the Cash Payment pursuant to Section 6.15(c) of Nine Hundred Thousand Dollars ($900,000) and proceed with the Closing.

         (h) The parties understand and agree that the procedures outlined in this Section 6.15 shall in no event delay the Closing beyond the date on which the Closing would occur but for such procedures.

6.16 Payment of Taxes. Seller shall file all Tax Returns, other than those relating to Income Taxes, with respect to the Business required to be filed by it after the date hereof and prior to the Closing and shall pay all Taxes shown to be due thereon.

6.17 Financing. Within sixty (60) days of the date hereof, the Purchaser shall deliver to the Seller, evidence, reasonably acceptable to the Seller, of the Purchaser's financial ability to pay the Cash Payment (minus the amount of the Escrow Deposit) and make all other payments of fees and expenses in connection with the transactions contemplated by this Agreement required to be paid by the Purchaser, it being understood that such evidence shall include one or more of (a) availability under the Purchaser's existing credit facility or a binding written commitment letter from another financing source reasonably acceptable to the Seller (the "Lender") containing the Lender's commitment to provide financing, (b) the Purchaser's cash on hand (which shall be reflected in the most recent balance sheet of the Purchaser at the time of the delivery pursuant to this Section 6.17), or (c) a binding agreement between the Purchaser and a qualified third party providing for the sale of one or more television stations now owned by Purchaser to such third party.

                                  ARTICLE VII.
                               CLOSING CONDITIONS

7.1 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Purchaser in writing:

         (a) All representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only).

         (b) The Seller shall have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

         (c) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

         (d) There shall be in effect no Law or injunction issued by a court of competent jurisdiction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement.

         (e) The Seller shall have delivered to the Purchaser all of the certificates, instruments and other documents required to be delivered by the Seller at or prior to the Closing pursuant to Section 3.2 hereof.

         (f) The FCC shall have granted its consent to the FCC Applications.

         (g) All required consents to the assignment of the Primary Television Affiliation Agreement dated December 20, 1996, between the Seller and American Broadcasting Companies, Inc., as amended, with respect to television station KAKE-TV shall have been obtained.

         (h) The Seller shall be the holder of the Station Licenses and all other material government licenses, permits and other authorizations listed on
Schedule 4.21, and there shall not have been any modification of any of such licenses, permits and other authorizations which has a Material Adverse Effect. No proceeding shall be pending (other than rule making proceedings of general applicability to the television broadcast industry, applications at the FCC that propose to make changes to broadcast facilities other than the Stations in the markets where the Stations are located or any application that could result in the addition of video services in those markets or could have an impact on the broadcast signal of the any of the Stations) which seeks or the effect of which could be to revoke, cancel, fail to renew, suspend or modify adversely in a material way the Station Licenses or any other material government licenses, permits or other authorizations.

7.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Seller in writing:

         (a) All representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only).

         (b) The Purchaser shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

         (c) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

         (d) There shall be in effect no Law or injunction issued by a court of competent jurisdiction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement.

         (e) The Purchaser shall have delivered to the Seller the Cash Payment and all of the certificates, instruments and other documents required to be delivered by the Purchaser at or prior to the Closing pursuant to Section 3.3 hereof.

         (f) The FCC shall have granted its consent to the FCC Applications.

                                 ARTICLE VIII.
                            TERMINATION; RISK OF LOSS

8.1 Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned:

         (a) by either the Seller or the Purchaser at any time prior to the Closing with the mutual written consent of the other party hereto;

         (b) unless the Closing has not occurred as a result of a breach of this Agreement by the party seeking such termination, by either the Seller or the Purchaser if the Closing has not occurred on or prior to 5:00 p.m. (California time) on the date which is one (1) year following the date of this Agreement (the "Termination Date");

         (c) by either the Seller or the Purchaser if any Governmental Authority with jurisdiction over such matters shall have issued a final and nonappealable Governmental Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that neither the Seller nor the Purchaser may terminate this Agreement pursuant to this Section 8.1(c) unless the party seeking to so terminate this Agreement is not in default hereunder and has used all commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement;

         (d) by either the Seller or the Purchaser if the FCC has not granted its consent to the FCC Applications within 270 days after the parties file the FCC Applications; provided, however, that neither party hereto may terminate this Agreement if such party is in default hereunder, or if a delay in any decision or determinations by the FCC respecting the FCC Applications has been caused or materially contributed to by any failure on the part of such party to furnish, file or make available information within its control or caused by the willful furnishing by such party of incorrect, inaccurate or incomplete information to the FCC, or caused by any action taken by such party for the purposes of delaying any decision or determination respecting the FCC Applications;

         (e) by either the Seller or the Purchaser if, for any reason, any of the FCC Applications is designated for hearing by the FCC; provided, however, that the party giving such notice is not then in material default under this Agreement and has not caused such designation for hearing by virtue of its misrepresentations in this Agreement or in any Assignment Application or its willful and knowing violation of the FCC's rules or policies;

         (f) by Seller if Purchaser fails to fulfill its obligations under
Section 6.17; provided, however, that Seller is not then in material default of its obligations under this Agreement and that Seller gives notice of such termination on or before fifteen (15) days after the date the obligations under
Section 6.17 were required to be fulfilled ; or

         (g) by Seller if all of the conditions to the obligations of the parties to close set forth in Article VII have been either satisfied or waived on or before the KRON Target Closing Date and the Closing does not occur on or before the KRON Target Closing Date; provided, however, that Seller gives notice of such termination on or before fifteen (15) days after the KRON Target Closing Date.

         (h) Effect of Termination. If this Agreement is terminated pursuant to this Section 8.1, this Agreement shall become null and void and neither party hereto shall have any further liability hereunder except that (a) the provisions of Section 6.7, Section 6.8, those portions of Section 6.14 relating to the disposition of the Escrow Deposit in the event the Agreement is terminated pursuant to such Section, and Article VIII generally shall remain in full force and effect, and (b) each party hereto shall remain liable to each other party hereto for any willful breach of its obligations under this Agreement prior to such termination.

8.2 Risk of Loss. Except to the extent of any loss or damage caused by acts or omissions of the Purchaser, its agents, employees, or other persons while acting pursuant to a contract with the Purchaser, the risk of loss or damage to the Purchased Assets shall be upon the Seller at all times prior to the Closing. In the event of loss or damage except to the extent caused by acts or omissions of the Purchaser, its agents, employees, or other persons while acting pursuant to a contract with the Purchaser, the Seller shall promptly notify the Purchaser thereof and shall use commercially reasonable efforts to repair, replace and restore the lost or damaged property to its former condition as soon as possible. If such repair, replacement and restoration of damage not caused by the Purchaser, its agents, employees, or other persons while acting pursuant to a contract with the Purchaser has not been completed prior to the Closing Date, the Purchaser may, at its option:

         (a) elect to terminate this Agreement, but only if the failure to repair, replace and restore the lost or damaged property relates to a material portion of the Purchased Assets and continues for a period in excess of sixty
(60) calendar days after the Closing Date without consideration of this Section 8.2;

         (b) elect to consummate the transactions contemplated by this Agreement on the Closing Date in which event the Seller shall pay to the Purchaser the amount necessary to restore the lost or damaged property to its former condition and against such obligation shall assign to the Purchaser all of the Seller's rights under any applicable insurance policies; or

         (c) elect to postpone the Closing Date, with prior consent of the FCC if necessary, which consent both parties will use commercially reasonable efforts to obtain, until a date within fifteen (15) Business Days after the Seller gives written notice to the Purchaser of completion of the repair, replacement and restoration of such lost or damaged property. If, after the expiration of that extension period, the lost or damaged property has not been adequately repaired, replaced or a restored, Purchaser may terminate this Agreement, and the parties shall be released and discharged from any further obligation hereunder.

8.3 Failure of Broadcast Transmission. Seller shall give prompt written notice to the Purchaser if either of the following (a "Specified Event") shall occur: (a) the regular broadcast transmissions of any of the Stations in the normal and usual manner are interrupted or discontinued; or (b) any of the Stations are operated at less than their licensed antenna height above average terrain or at less than ninety percent (90%) of their licensed effective radiated power. If any Specified Event persists for more than seventy-two (72) consecutive hours or one hundred twenty (120) non-consecutive hours (or, in the event of force majeure or utility failure affecting generally the market served by the applicable Station, ninety-six (96) consecutive hours or three hundred thirty-six (336) non-consecutive hours) during any period of thirty (30) consecutive calendar days, then the Purchaser may, at its option: (x) terminate this Agreement by written notice given to the Seller not more than ten (10) calendar days after the expiration of such thirty (30) calendar day period, or
(y) proceed in the manner set forth in Section 8.4. In the event of termination of this Agreement by the Purchaser pursuant to this Section 8.3, the parties shall be released and discharged from any further obligation hereunder.

8.4 Resolution of Disagreements. If the parties are unable to agree upon the extent of any loss or damage, the cost to repair, replace or restore any lost or damaged property, the adequacy of any repair, replacement, or restoration of any lost or damaged property, or any other matter arising under
Section 8.3, the disagreement shall be referred to a qualified consulting communications engineer mutually acceptable to the Seller and the Purchaser who is a member of the Association of Federal Communications Consulting Engineers, whose decision shall be final, binding upon and non-appealable by the parties, and whose fees and expenses shall be shared equally by the Seller and the Purchaser.

                                  ARTICLE IX.
                                  MISCELLANEOUS

9.1 Survival. None of the representations and warranties of the Seller and the Purchaser contained in this Agreement, or in any certificate, instrument or other document delivered by the Seller or the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby, shall survive the Closing. None of the covenants and agreements of the Seller and the Purchaser contained in this Agreement, or in any certificate, instrument or other document delivered by the Seller or the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby, shall survive the Closing, except to the extent such covenants and agreements by their terms contemplate performance after the Closing and except that the covenants of the Seller contained in Subsections 6.1(b)(vi), (vii), (viii), (ix), (xii), (xiii), (xiv),
(xvii), and (xviii) shall survive for a period of three (3) months after the Closing Date.. No claim shall be made or action brought by any party hereto after the Closing (i) for the breach of, or inaccuracy in, any representation or warranties contained in this Agreement, or in any certificate, instrument or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, or (ii) for the breach of any covenant or agreement contained in this Agreement, or in any certificate, instrument or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, except with respect to (x) those covenants set forth in Subsections 6.1(b)(vi), (vii), (viii), (ix), (xii), (xiii), (xiv),
(xvii), and (xviii), to the extent a claim is made within three (3) months after the Closing Date and (y) those agreements that by their terms contemplate performance after the Closing, including, but not limited to, the covenants and agreements set forth in Sections 2.3(b), 2.3(c), 2.4, 2.5, 6.3, 6.7, 6.8, 6.9,
6.10, 6.11 and 6.13 hereof, Article VIII hereof and in this Article IX.

9.2 Notices. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this Section 9.2):

if to the Purchaser, to:                  with copies to:
------------------------                  ---------------

Benedek Broadcasting Corporation          Shack & Siegel, P.C.
100 Park Avenue                           530 Fifth Avenue
Rockford, Illinois  61101                 New York, New York  10036
Facsimile:  (815) 987-5335                Facsimile:  (212) 730-1964
Attention:  K. James Yager                Attention:  Paul S. Goodman, Esq.

if to the Seller, to:                     with copies to:
---------------------                     ---------------

The Chronicle Publishing Company          Latham & Watkins
901 Mission Street                        135 Commonwealth Drive
San Francisco, California  94103          Menlo Park, California  94025
Facsimile:  (415) 495-5057                Facsimile:  (650) 463-2600
Attention:  W. Ronald Ingram              Attention:  Peter F. Kerman
                                                      Kimberly Wilkinson

                                          and, with regard to matters relating
                                          ------------------------------------
                                          to Taxes, to:
                                          -------------

                                          Skadden, Arps, Slate, Meagher &
                                          Flom LLP
                                          919 Third Avenue
                                          New York, New York  10022
                                          Facsimile:  (212) 735-2001
                                          Attention: Matthew A. Rosen

Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy (receipt confirmed) or, if mailed, when actually received.

9.3 Attorneys' Fees and Costs. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Seller or the Purchaser without the prior written consent of the other party and any purported assignment or delegation in violation hereof shall be null and void. Notwithstanding the foregoing, (a) the Seller may assign its obligations under this Agreement to another entity which succeeds to all or substantially all of the Seller's assets and properties for purposes of handling any dissolution or liquidation of the Seller, and (b) the Purchaser may elect to effect the transfer and conveyance of the Purchased Assets as part of an exchange under Section 1031 of the Internal Revenue Code, and in connection therewith, the Purchaser may assign all of its rights and obligations under this Agreement, provided that doing so does not delay Closing beyond the date on which the Closing would occur but for such election or cause the Seller to incur any expense that the Seller would not have incurred but for such election. If the Purchaser so elects, it shall provide notice to the Seller of its election. Notwithstanding the foregoing, an election by the Purchaser pursuant to this Section 9.4 shall not relieve the Purchaser of any of its obligations under this Agreement.

9.5 Amendments and Waiver. This Agreement may not be modified or amended except in writing signed by the party against whom enforcement is sought. The terms of this Agreement may be waived only by a written instrument signed by the party waiving compliance. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise provided. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.5.

9.6 Entire Agreement. This Agreement, the Confidentiality Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby (including the Seller Documents) contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

9.7 Representations and Warranties Complete. The representations, warranties, covenants and agreements set forth in this Agreement and the Confidentiality Agreement constitute all the representations, warranties, covenants and agreements of the parties hereto and their respective shareholders, directors, officers, employees, Affiliates, advisors (including financial, legal and accounting), agents and representatives and upon which the parties have relied.

9.8 Third Party Beneficiaries. Except as set forth below in this Section 9.8, this Agreement is made for sole for the benefit of the parties hereto and nothing contained herein, express or implied, is intended to or shall confer upon any other Person any third party beneficiary right or any other legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that the shareholders of the Seller are the only third party beneficiaries of the benefits under this Agreement that inure to the Seller following the Closing, and, as a result, a representative of the shareholders to be designated from time to time by the Seller or the previously designated shareholder representative in writing shall be entitled to enforce any of the shareholders' third party beneficiary rights following the Closing for so long as any such rights remain in effect pursuant to the terms of this Agreement.

9.9 Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of California, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

9.10 Neutral Construction. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arms' length and that the final terms of this Agreement are the product of the parties' negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provision(s).

9.11 Severability. In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

9.12 Bulk Sales Laws. The parties hereby waive compliance with the Bulk Sales Laws of any State in which the Purchased Assets are located or in which operations relating to the Business are conducted.

9.13 Headings; Interpretation; Schedules and Exhibits. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. References to Sections or Articles, unless otherwise indicated, are references to Sections and Articles of this Agreement. The word "including" means including without limitation. Words (including defined terms) in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to

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refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement unless otherwise specified. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

9.14 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.

9.15 Liability for Breaches of Certain Covenants. The Seller shall be liable to the Purchaser for damages to the Purchaser resulting from the breach by the Seller of Subsections 6.1(b)(vi), (vii), (viii), (ix), (xii), (xiii), (xiv),
(xvii), and (xviii) only to the extent that the aggregate damages to the Purchaser resulting from all such breaches exceeds One Hundred Thousand Dollars ($100,000), at which time the Purchaser shall be entitled to recover for all of the damages suffered by the Purchaser. The Seller shall not be liable to the Purchaser for damages to the Purchaser resulting from the breach by the Seller of Subsections 6.1(b)(vi), (vii), (viii), (ix), (xii), (xiii), (xiv), (xvii), and (xviii) in an aggregate amount in excess of Three Million Dollars ($3,000,000). The Purchaser shall not make any claim against the Seller for damages to the Purchaser resulting from the breach by the Seller of Subsections 6.1(b)(vi), (vii), (viii), (ix), (xii), (xiii), (xiv), (xvii), and (xviii) which individually does not exceed Fifteen Thousand Dollars ($15,000). The amount of all such damages shall be reduced by (a) any tax benefit or deduction allowable as a result of the incurrance of such damages or the facts or circumstances giving rise thereto, and (b) any contributions or similar payments recovered from any third party as a result of the incurrence of such damages or the facts or circumstances

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giving rise thereto, provided that, the Purchaser shall reimburse the Seller for the amount of any such contributions or similar payments when they are recovered.

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9.16     Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the date first above written.

                                       THE CHRONICLE PUBLISHING
                                       COMPANY

                                       By: /s/ W. Ronald Ingram
                                           ------------------------------------
                                           Name:   W. Ronald Ingram
                                           Title:  Secretary

                                       BENEDEK BROADCASTING
                                       CORPORATION

                                       By: /s/ A. Richard Benedek
                                           ------------------------------------
                                           Name:  A. Richard Benedek
                                           Title: Chairman and Chief Executive
                                                  Officer


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